Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE
For
Safari Buildings 1-6, Ontario, California 91761

THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”), dated for reference purposes as of May 2, 2017, is made and entered into by and between “Purchaser” (as identified in Subsection 1.1.1 below) and “Seller” (as identified in Subsection 1.1.2 below), with reference and respect to the following facts and circumstances:

A.    Defined terms are indicated herein by initial capital letters. Defined terms shall have the meanings set forth herein, whether or not such terms are used before or after the definitions are set forth.

B.    Purchaser desires to purchase the Property (as identified and/or defined in Section 1.2 below) and Seller desires to sell the Property, all upon as well as subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing facts and circumstances, the obligations and undertakings hereinafter set forth, including without limitation the covenants, agreements, representations and/or warranties of the parties set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, Purchaser and Seller do hereby agree as follows:

ARTICLE 1:	PROPERTY/PURCHASE PRICE
1.1Certain Basic Terms:

1.1.1 Purchaser and Notice Address:

Rexford Industrial Realty, L.P.
11620 Wilshire Blvd., Suite 1000
Los Angeles, California 90025
Attention: Howard Schwimmer, Co-Chief Executive Officer, and
                  David E. Lanzer, Esq., General Counsel
Telephone: 310.966.1680
Facsimile: 310.966.1690
E-Mail: howards@rexfordindustrial.com
dlanzer@rexfordindustrial.com

With a copy to Purchaser’s counsel as follows:

Greenberg Glusker Fields Claman & Machtinger
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067
Attention: Kenneth S. Fields, Esq.
Telephone: 310.201.7462
Facsimile: 310.201.2376
E-Mail: KFields@greenbergglusker.com

1.1.2 Seller and Notice Address:

(Prior to June 6, 2017)
Safari Industrial Corporation
c/o American Realty Advisors
801 North Brand Boulevard, Suite 800
Glendale, California 91203
Attention:Stanley L. Iezman
Telephone:(818) 409-3227
Facsimile:(818) 545-8460
E-Mail:siezman@americanreal.com

(From and after June 6, 2017)
Safari Industrial Corporation
c/o American Realty Advisors
515 South Flower Street, 49th Floor
Los Angeles, California 90071
Attention:Stanley L. Iezman
Telephone: (213) 233-5700
E-Mail:siezman@americanreal.com

With an additional copy to Asset Manager as follows:
American Realty Advisors 150 North Wacker Drive, Suite 1300 Chicago, Illinois 60606 Attention:Bill Pantazopoulos Telephone:(312) 216-4711 Facsimile:(312) 905-2005 E-Mail:bpantazopoulos@americanreal.com
And a copy to Seller’s counsel as follows:

Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, Illinois 60606
Attention:Brett A. Feinberg
Telephone:(312) 629-5168
Facsimile:(312) 984-3150
E-Mail:brett.feinberg@bfkn.com

1.1.3 Title Company:
Chicago Title Insurance Company 4041 MacArthur Blvd., Suite 400 Newport Beach, California 92660 Attention:John Premac Telephone:(949) 724-3111 Facsimile:(949) 724-3181 E-Mail:premacj@ctt.com
With a copy to:

Chicago Title Insurance Company 725 South Figueroa Street, Suite 200 Los Angeles, CA 90017 Telephone:(213) 612-4132 Facsimile:(213) 612-4133 E-Mail:Mike.Slinger@ctt.com
with title responsibilities and credit to be shared between such offices, or such other office of Chicago Title Insurance Company (“Title Company”) as Purchaser and Seller may mutually agree upon in writing.

1.1.4 Escrow Holder:
Chicago Title Company 725 South Figueroa Street, Suite 200 Los Angeles, California 90017 Attention:Patricia M. Schlageck Telephone:(213) 488-4358 Facsimile:(213) 612-4193 E-Mail:patricia.schlageck@ctt.com or such other office of Chicago Title Insurance Company (“Escrow Holder”) as Purchaser and Seller may mutually agree upon in writing.

1.1.5 Effective Date:	The latest date of execution by Seller or Purchaser, as indicated on the signature page of this Agreement (“Effective Date”).

1.1.6 Purchase Price:	$50,200,000.00 (“Purchase Price”).

1.1.7 Earnest Money:	$1,400,000.00, including (i.e., plus) interest earned thereon while being held by Escrow Holder only (“Earnest Money”) .

1.1.8 Due Diligence Period:	The period commencing on the Effective Date and ending at 5:00 p.m. Pacific Time on May 5, 2017 (“Due Diligence Period”).

1.1.9 Closing Date:	May 19, 2017 (“Closing Date”), subject to extension as set forth herein.

1.1.10 Broker:	CBRE, Inc. (“Broker”)

1.1.11 Independent Contract Consideration:	$100.00 (“Independent Contract Consideration”); and see Section 1.4 below.

1.2Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest, if any, in and to the following property (collectively, the “Property”), without warranty except as is expressly and specifically set forth otherwise in this Agreement:
1.2.1The “Real Property,” being the land described in Exhibit A attached hereto, together with (i) all improvements located thereon (“Improvements”), (ii) all and singular rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to such real property, and (iii) any and all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property.

1.2.2Seller’s interest, as landlord, in the “Leases” (each, individually, a “Lease”), being all leases of the Improvements, and all amendments thereof and including all leases which may be made by Seller on or after the Effective Date and prior to Closing as permitted by this Agreement, together with all security deposits made pursuant thereto. A schedule of pending new lease deals and renewal/extension deals for existing Leases in progress prior to March 25, 2017 (the “Pending Lease Deals”), are set forth on Exhibit I attached hereto.
1.2.3The “Tangible Personal Property,” being all equipment, machinery, furniture, furnishings, supplies and other tangible personal property owned by Seller, and Seller’s interest in any such property leased by Seller, which is now or hereafter both located at and used in connection with the operation, ownership or management of the Real Property. The Tangible Personal Property shall include, without limitation, the office furniture and equipment located in the onsite leasing office and, to the extent owned by Seller, those items set forth on Schedule 1.2.3 attached hereto.
1.2.4The “Intangible Personal Property,” being the intangible personal property related to the Real Property and the Improvements, as follows (but, in any event, only to the extent legally and otherwise assignable): (i) all trade names, trademarks, logos, trade colors and service marks associated with the Real Property and the Improvements, including Seller’s rights and interests, if any, and without representation or warranty, in the name or names of the Real Property (e.g., “Safari Business Park” and “Safari Business Center”); (ii) domain names, websites and social media sites owned and/or under the control of Seller, if any, related to the Real Property and the Improvements, including without limitation, the content of any such websites or social media sites; (iii) the plans and specifications and other architectural and engineering drawings for the Improvements (to the extent in Seller’s or Asset Manager’s actual possession); (iv) if still in effect, guaranties and warranties received by Seller from any contractor, manufacturer or other person or entity in connection with the construction, operation or ownership of the Property; (v) governmental permits, approvals and licenses related to the construction or operation of the Property; and (vi) the Service Contracts to be assumed by Purchaser pursuant to Section 2.3 below.
Purchaser and Seller acknowledge and agree that the Property consists of six (6) industrial buildings, which together with the Real Property, Improvements, Leases, Tangible Personal Property and Intangible Personal Property pertaining to each such building shall be referred to herein individually as a “Building” and collectively, as the “Buildings.”
1.3Earnest Money. Within two (2) business days after the Effective Date, Purchaser shall deposit $1,400,000.00 as the Earnest Money with Escrow Holder. The Earnest Money shall be in readily available funds (i.e., cash by wire transfer). While being held by Escrow Holder, the Earnest Money shall be placed in a federally insured interest bearing account or accounts. Except as otherwise provided herein (e.g., upon return to Purchaser pursuant to an express right explicitly set forth in this Agreement or payment to and retention by Seller as liquidated damages), the Earnest Money shall be applied as a credit to the Purchase Price at Closing. If this Agreement terminates prior to the expiration of the Due Diligence Period pursuant to any express right of Purchaser to terminate this Agreement, the Earnest Money shall be refunded to Purchaser immediately upon request, and all further rights and obligations of the parties under this Agreement shall terminate, except for any provisions which, by their terms, survive the termination of this Agreement. Except as otherwise specifically provided in this Agreement, upon expiration of the Due Diligence Period, the Earnest Money shall be considered nonrefundable and shall be held and disbursed by Escrow Holder pursuant to Subsection 2.2.1, Section 2.4, Section 3.2, Section 4.2, Section 4.3, Section 7.3, Section 8.1, Section 8.2 and Article 9 as well as any other applicable provision of this Agreement.
1.4Independent Contract Consideration. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated for any reason which entitles Purchaser to the return of the Earnest Money, then the sum of One Hundred and No/100 Dollars ($100.00) of such Earnest Money (the “Independent Contract Consideration”) shall be paid to Seller from the Earnest Money, which amount Seller and Purchaser have bargained for and agreed to as independent and sufficient consideration for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is non-refundable and separate consideration from any other payment or deposit required by this Agreement, and Seller shall retain the Independent Contract Consideration upon any termination of this Agreement notwithstanding any other provision of this Agreement to the contrary.

1.5Allocation of Purchase Price and Earnest Money. Purchaser and Seller agree to allocate the Purchase Price and the Earnest Money among the Buildings comprising the Property in accordance with the allocations set forth on Schedule 1.5 attached hereto. The provisions of this Section 1.5 shall survive the Closing.

ARTICLE 2: INSPECTION

2.1Seller’s Delivery of Specified Documents. To the extent such items are in Seller’s (or American Realty Advisor’s (“Asset Manager”) or PM Realty Group’s (“Property Manager”)) actual possession, Seller shall provide (or has provided) to Purchaser the following or a copy of the same (the “Property Information”) on or before the Effective Date:
2.1.1Financial Information. The most recently available operating income statements respecting the Property for the three (3) calendar years preceding the Effective Date (or such lesser period as Seller has held record title to the Property);
2.1.2Tax Bills. Copies of real property tax bills and personal property tax bills for the past three (3) calendar years (or such lesser period as Seller has held record title to the Property).
2.1.3Leases. The Leases, together with all amendments, guaranties, assignments, and subleases thereto;
2.1.4Service Contracts. Copies of all service, maintenance, supply, equipment rental, and other contracts and agreements (collectively, the “Service Contracts”), as well as any unexpired warranties, related to the operation or maintenance of the Property;
2.1.5Title Policy. Seller’s existing owner’s policy of title insurance (with the amount of insurance deleted); and
2.1.6Survey. That certain survey of the Property prepared by JRN Civil Engineers dated January 31, 2017 (File No. 16193).
Notwithstanding anything contained in this Agreement to the contrary, in no event shall Seller be required to deliver or make available any documents or other information that is/are privileged, confidential or proprietary, including, without limitation, appraisals, budgets and property condition reports or property assessments. From time to time, Seller, Asset Manager or Seller’s Broker may make to Purchaser certain disclosures, including without limitation any disclosures required by law. After written request from Seller, upon receipt of any such disclosure, Purchaser shall prepare, execute and date an acknowledgment of the receipt and review thereof and return the same to Seller.

2.2Due Diligence.
2.2.1Purchaser shall, at Purchaser’s sole cost and expense, have access to the Property (subject to the terms of this Agreement) until the Closing Date but shall only have through the last day of the Due Diligence Period in which to, in Purchaser’s sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser; provided however, Purchaser hereby waives all seismic hazard related due diligence inspections. Purchaser shall promptly notify Seller, in writing, upon Purchaser’s receipt of the draft environmental site assessment with respect to the Real Property from Purchaser’s consultant. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement by giving written notice of termination to Seller (“Due Diligence Termination Notice”), so long as such notice is received by Seller at or before 5:00 p.m. Pacific Time on the last day of the Due Diligence Period. Unless Purchaser timely delivers the Due Diligence Termination Notice to Seller, this Agreement shall continue in full force and effect and Purchaser shall have no further right or opportunity to terminate this Agreement pursuant to this Subsection 2.2.1. If this Agreement terminates pursuant to this Subsection 2.2.1, the Earnest Money (but not the Independent Contract Consideration) shall be refunded to Purchaser immediately upon Purchaser’s written request, Purchaser shall return and/or deliver to Seller all documents, information, reports, etc., including without limitation the Property Information, provided in physical form by Seller, including Asset Manager,

Property Manager and Broker, and all further rights and obligations of the parties under this Agreement shall terminate except any provisions which by their terms survive the termination of this Agreement. In the event Purchaser so elects to terminate this Agreement, then Purchaser shall also deliver to Seller, upon Seller’s written request, copies of all third party reports, investigations and studies, other than economic analyses (collectively, the “Reports” and, individually, a “Report”) prepared for, and delivered to, Purchaser in connection with its due diligence review of the Property provided that Seller reimburses Purchaser for the actual cost incurred by Purchaser to obtain the Reports; provided that Seller shall have no right to receive such Reports if the transaction contemplated by this Agreement does not close as a result of a Seller default. Such Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto, and Seller shall have no right to rely on any Report without the written consent of the party preparing same. Purchaser’s obligations under and pursuant to this Subsection 2.2.1 shall survive any termination of this Agreement.
2.2.2Subject always to the terms of the Leases, including the rights of the tenants under and/or pursuant to such Leases, upon at least twenty-four (24) hours’ prior written notice to Seller, and after providing to Seller reasonably satisfactory evidence of appropriate liability insurance (i.e., at least $1,000,000.00 in coverage pursuant to a commercial general liability insurance policy, written on an occurrence basis, issued by an insurance company reasonably acceptable to Seller and which includes a certificate of insurance naming Seller, Asset Manager and Property Manager as additional insureds), Purchaser shall have reasonable access to the Property for the purpose of conducting surveys, architectural, engineering, geotechnical and environmental inspections and tests (including, but subject to the qualifications, limitations and prohibitions set forth hereinbelow, intrusive inspection and sampling, if there is a reasonable basis for the same and provided Purchaser gives Seller two (2) business days’ prior notice of any intrusive inspection or sampling, Purchaser obtains Seller’s prior written consent which, with respect to intrusive inspection or sampling, may be granted or withheld in Seller’s sole discretion and, prior to performing the same, Purchaser delivers a certificate of insurance to Seller evidencing that Purchaser has in place reasonable amounts of liability insurance for its activities on the Property and has named Seller, Asset Manager and Property Manager as additional insureds thereunder), and any other inspections, studies, or non-invasive tests reasonably required by Purchaser. Purchaser and its agents, employees, and representatives shall, subject to the terms of this Agreement, have a continuing right of reasonable access to the Property during the pendency of this Agreement for the purposes permitted by this Agreement. In the course of its investigations, Purchaser may make (solely for the purpose of requesting copies of existing reports or the current zoning of the Property and without identifying the proposed sale) inquiries to third parties, such as municipal, local and other government officials and representatives, and Seller consents to such inquiries, subject to the following: (a) Purchaser shall not contact tenants or Seller’s lenders, contractors or property managers without Seller’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, but may (for example) be conditioned upon Seller or Seller’s representative(s), if Seller so elects, being present, either in person or by telephone; and (b) Purchaser shall not request any governmental inspection or investigation of the Property. In any event, Purchaser shall not cause the Property to be encumbered by any liens and Purchaser will indemnify, defend, and hold Seller, Asset Manager, Property Manager and the Property free and harmless of, from and against any and all claims, demands, losses, liabilities, costs and expenses, including attorneys’ fees, but excluding consequential and punitive damages (“Claims”) asserted against Seller, Asset Manager, Property Manager or the Property or otherwise caused or suffered as a result of any such entry by Purchaser, its agents, representatives, employees, contractors and/or other consultants. The foregoing indemnity shall not, however, apply to the extent of (i) the mere discovery of a pre-existing condition at the Property; but it shall apply otherwise, including, without limitation, in the event and to the extent Purchaser’s investigation, due diligence and/or other acts or omissions cause, contribute to or exacerbate such or any other condition, or (ii) any Claims attributable to the negligence or intentional misconduct of Seller, Asset Manager or Property Manager. If any inspection, test or other entry disturbs the Property, Purchaser will restore the Property to the same condition as existed prior to any such inspection, test or other entry. The obligations of Purchaser under the preceding three (3) sentences shall survive the Closing or the termination of this Agreement.
2.3Service Contracts. Within ten (10) days of the Effective Date, Purchaser will indicate in a written notice to Seller which Service Contract(s) Purchaser will assume and which Service Contract(s) will be terminated by Seller at or prior to Closing, provided Seller shall have no obligation to terminate (i) any Service Contract(s) which by its (their) terms cannot be terminated without penalty or payment of a fee or (ii) any Service Contract Purchaser desires to be terminated but with respect to which Purchaser does not provide to Seller sufficient advance notice of the desired termination. If Purchaser fails to timely deliver such written notice, Purchaser shall be deemed to have assumed all of the Service Contracts. Purchaser will assume the obligations arising from and after the Closing Date under those Service Contracts which Purchaser has agreed to assume (or is deemed to have assumed) or which Seller is not required to terminate as set forth above. Seller shall terminate at Closing all Service Contracts that are not so assumed. Notwithstanding the foregoing, Seller shall terminate at Closing, and Purchaser shall not assume, any property or asset management agreement, any leasing services agreement and any insurance affecting the Property; and, notwithstanding anything contained in this Agreement to the contrary, such agreements and/or contracts shall not, in any event, be or be deemed to be Service Contracts.
2.4Estoppel Certificates. Seller shall make commercially reasonable efforts to obtain and deliver to Purchaser, prior to the Closing, tenant estoppel certificates from all tenants under Leases in the form of Exhibit H attached hereto or such other form as is required or permitted by the relevant Lease(s). In the event that, as of the date that is five (5) business days prior to the originally scheduled Closing Date, Seller is unable to obtain said estoppel certificates from (i) RFS Sports, Inc., (ii) National Oak Distributors, Inc., (iiii) Rochling Engineered Plastics (each, a “Key Tenant and collectively, the “Key Tenants”), and (iv) tenants (including Key Tenants) leasing, in the aggregate, not less than seventy-five percent (75%) of the total leased rentable square feet of the Improvements (together the “Estoppel Delivery Requirement”), then Seller shall have the right to deliver a written notice to Purchaser extending the Closing Date until the earlier to occur of (a) the date that is five (5) business days after the satisfaction of the Estoppel Delivery Requirement or (b) the date that is thirty (30) days after the originally scheduled Closing Date. In the event that, (1) as of the Closing Date (as the same may be extended pursuant to the immediately preceding sentence), Seller is unable to satisfy the Estoppel Delivery Requirement, or (2) Purchaser does not approve an estoppel certificate (if permitted pursuant to the terms of this provision), Purchaser may elect (in a written notice delivered to Seller and Escrow Holder prior to the Closing) to terminate this Agreement and receive a return of the Earnest Money; and such termination shall otherwise be as provided in the last four (4) sentences of Subsection 2.2.1 above. However, the failure of Seller to obtain any tenant estoppel certificate, notwithstanding Seller’s commercially reasonable efforts (or the refusal of Seller to correct any claimed default by landlord under a Lease) shall not be and shall not be deemed to be a breach of or default under this Agreement. Purchaser may disapprove any signed tenant estoppel certificate (i) dated earlier than the Effective Date, (ii) which contains material changes (including a claimed default by landlord), or (iii) which contains a material error in the factual information set forth therein based on the applicable Lease. Notwithstanding anything to the contrary contained herein, if a tenant modifies or deletes Section 7 of the form estoppel attached hereto as Exhibit H, such modification and/or deletion shall not invalidate such estoppel certificate. Seller may, but need not, satisfy up to one-fifth (1/5th) of the seventy-five percent (75%) requirement set forth herein by providing a landlord estoppel(s) on substantially the same form as the tenant estoppel; provided, however, that (A) a landlord estoppel certificate shall not be acceptable in lieu of a tenant estoppel certificate for any of the Key Tenants, and (B) if Seller subsequently obtains an estoppel certificate meeting the requirements of this Section 2.4 from a tenant for which Seller has delivered a landlord estoppel certificate, then the related delivered landlord estoppel certificate shall be null and void, and Purchaser shall accept such estoppel certificate in its place.
ARTICLE 3: TITLE AND SURVEY REVIEW
3.1Delivery of Title Commitment and Survey. If not already provided, Seller and/or Purchaser shall request that Title Company cause to be prepared and delivered to Purchaser and its counsel (as well as to Seller and its counsel), as soon as reasonably practicable after the Effective Date, a commitment for title insurance or preliminary title report issued by Title Company (the “Title Commitment”), in the amount of the Purchase Price, with Purchaser as the proposed insured, accompanied by copies of all documents referred to in the Title Commitment. Seller has ordered a current ALTA-ACSM Urban survey of the Property (“Survey”) and shall provide a copy of said Survey to Purchaser upon Seller’s receipt of the Survey. If Purchaser elects to obtain the same, Purchaser shall order copies of Uniform Commercial Code searches in the name of Seller and the Property issued by the Title Company or a search company acceptable to Purchaser (“UCC Searches”).
3.2Title Review and Cure. During the Due Diligence Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey. Also during the Due Diligence Period, Seller will reasonably cooperate with Purchaser in curing any reasonable objections Purchaser may have with respect to matters disclosed on the Title Commitment of which Purchaser notifies Seller at least five (5) days prior to the expiration of the Due Diligence Period; provided, however, that (i) Seller shall not have any obligation to spend money or incur any other obligation, liability or duty in connection with such cooperation, except as hereafter provided in this Section 3.2; (ii) Purchaser shall have no obligation to accept any cure proposed by Seller; and (iii) except as otherwise specifically provided below in this Section 3.2, Purchaser shall have no right to terminate this Agreement after the expiration of the Due Diligence Period as a result of the existence or continued existence of title or survey matters, issues and/or objections, except as set forth below with respect to a revision to the Title Commitment. Seller shall have no obligation to cure title objections except financing liens of an ascertainable amount created by, under or through Seller (as well as past due and payable taxes and assessments and mechanic’s liens resulting from work performed by, or at the direction of, Seller (but expressly excluding mechanics liens resulting from work performed by, or at the direction of, a tenant)), which liens Seller shall cause to be released (at Seller’s expense, including any recording fees incurred or to be incurred in connection therewith) at or prior to the Closing. Seller further agrees to remove (at Seller’s expense, including any recording fees incurred or to be incurred in connection therewith) any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Purchaser’s consent. In addition to Purchaser’s termination right as set forth in Subsection 2.2.1, Purchaser may terminate this Agreement and receive a refund of the Earnest Money (but not the Independent Contract Consideration) if the Title Company revises the Title Commitment after the expiration of the Due Diligence Period to add or modify any exceptions which materially adversely affect the Property, or to add or modify the conditions to obtaining any endorsement requested by Purchaser and agreed to be provided by Title Company during the Due Diligence Period, if such additions or modifications are in writing, are not reasonably acceptable to Purchaser and are not removed by the Closing Date (and such termination shall otherwise be as provided in the last four (4) sentences of Subsection 2.2.1 above). Seller’s obligations as set forth in, but as limited by, the second, third and fourth sentences of this Section 3.2 shall apply to all matters disclosed by any revision to the Title Commitment by the Title Company after expiration of the Due Diligence Period, and Purchaser shall have the right to object to such newly disclosed matters described in the immediately preceding sentence by written notice to Seller and Escrow Holder delivered no later than three (3) business days following receipt of such revision to the Title Commitment. The term “Permitted Exceptions” shall mean and include the following: (i) the exceptions that are a part of the promulgated title insurance form (i.e., the so-called “general exceptions” or “standard exceptions,” whether or not the same are printed, preprinted or otherwise), except to the extent the same are removed as a result of (a) Seller providing an Owner’s Affidavit, ALTA Statement and/or Gap Indemnity or other affidavit as contemplated by Section 3.3 below or (b) Purchaser’s actions, at Purchaser’s sole cost and expense, including, without limitation, the provision (or update) of a Survey, if Purchaser so elects; (ii) the specific exceptions (i.e., the “special” or other exceptions that are not part of the promulgated title insurance form) in the Title Commitment that Title Company has not agreed to insure over or remove from the Title Commitment as of the end of the Due Diligence Period and that Seller is not required to remove as provided above; (iii) matters created by, through or under Purchaser; (iv) items shown on the Survey which have not been removed as of the end of the Due Diligence Period; (v) real estate taxes not yet due and payable; (vi) the rights of tenants pursuant to the Leases; and (vii) the impact of any federal, state, local and other laws, rules, regulations and ordinances, including without limitation, zoning ordinances.
3.3Delivery of Title Policy at Closing. The parties shall instruct Title Company to issue at Closing, or to unconditionally commit at Closing to issue, to Purchaser, the Title Company’s most current form of standard (i.e., not extended) ALTA (or other customarily provided non-ALTA) owner’s coverage (the “Owner’s Policy”) insuring Purchaser’s title to the Property in the amount of the Purchase Price, subject only to the Permitted Exceptions as well as any and all other standard or required exclusions. If further coverage (e.g., ALTA or ALTA extended coverage) or endorsements are desired by Purchaser, Purchaser shall order the same directly from Title Company and shall undertake all actions which may be required as a condition to the issuance of such further coverage or endorsements. Seller shall not be obligated to undertake any action or pay any monies as a condition precedent to the issuance of such further coverage or endorsements to the Owner’s Policy which would not otherwise be required of Seller in regard to the issuance of a standard coverage owner’s policy or to remove any standard exceptions therefrom requiring more of Seller than delivery of (i) a “Gap Indemnity” (e.g., an indemnity for the so-called title “gap”) in the form of Exhibit F attached hereto and (ii) an “Owner’s Affidavit,” “ALTA Statement” or other affidavit in the form of Exhibit G attached hereto.
3.4Title and Survey Costs; Escrow Fees. The cost to prepare the Title Commitment and the premium for the (base/standard) Owner’s Policy shall be paid by Seller. At Closing, Purchaser shall reimburse Seller for the cost incurred by Seller to procure the Survey. The premium for any upgrade to ALTA extended coverage (i.e., providing for the deletion of regional exceptions) and/or any other upgrade in coverage, including without limitation endorsements, and the cost of any UCC Searches, litigation searches and the like shall be paid by Purchaser. Except as otherwise provided herein, Escrow Holder’s charges and/or fees shall be paid as follows: one-half (½) by Seller and one-half (½) by Purchaser. Except as otherwise provided in this Agreement, all other charges shall be allocated in accordance with customary practice for commercial real estate transactions in the locale of the Property (i.e., Ontario, California).
ARTICLE 4: OPERATIONS AND RISK OF LOSS
4.1Ongoing Operations. During the pendency of this Agreement:
4.1.1Performance under Leases and Service Contracts. Seller will perform, in a manner consistent with its prior performance, the obligations of landlord under the Leases as well as its monetary obligations under the Service Contracts and other agreements that may affect the Property.
4.1.2New Contracts. Seller will not enter into, amend or terminate any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into, amended or terminated in the ordinary course of business that are terminable without cause and without penalty on not more than thirty (30) days’ prior notice.
4.1.3Maintenance of Improvements. Subject to Section 4.2 and Section 4.3 below (as well as the obligations of tenants under Leases (e.g., Purchaser shall not look to Seller for the performance of maintenance required by a tenant under a Lease), Seller shall use commercially reasonable efforts to maintain all Improvements in their present condition and repair (ordinary wear and tear, damage and destruction, as well as rights and obligations of tenants, excepted).
4.1.4Removal of Personal Property. Seller will not remove any Tangible Personal Property, except as may be required for necessary repair or replacement, and replacement shall be of equal quality and quantity as existed as of the time of its removal as reasonably determined by Seller.
4.1.5Leasing Arrangements. During the pendency of this Agreement, Seller will continue to lease and otherwise operate the Property in accordance with Seller’s usual custom and practice; provided, however, that after the date that is three (3) business days prior to the expiration of the Due Diligence Period, Seller will not voluntarily amend, terminate or enter into any Lease without Purchaser’s prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall provide Purchaser with a copy of any executed term sheet or executed letter of intent for any new Lease and for any renewal, extension or early termination of an existing Lease (provided, however, that if such renewal, extension or early termination is made pursuant to an express right in the existing Lease, then Seller shall not be required to provide such term sheet or letter of intent to the extent that all rental amounts payable during the renewal or extension term, or fees payable in connection with the early termination, are set forth with specificity in the existing Lease and are not being modified). Without limiting the foregoing, Purchaser agrees to give Seller written notice of approval or disapproval of a proposed amendment, termination or new Lease within three (3) business days after Purchaser’s receipt of (i) a copy of such amendment, termination or Lease, (ii) any reasonably relevant supporting documentation, including without limitation financial information, in Seller’s possession, (iii) Seller’s written request for approval, and (iv)  information regarding tenant improvement costs and brokerage commissions to be incurred with respect to the amendment, termination or Lease. If Purchaser fails to timely deliver a written notice of approval or disapproval, Purchaser shall be deemed to have provided its approval.
4.1.6Notices. Seller shall promptly furnish to Purchaser copies of any written notices received by Seller after the Effective Date, which notices relate to (i) any suit, judgment or other proceeding filed, entered or threatened with respect to the Property or Seller’s use or ownership thereof, (ii) any actual or contemplated changes in zoning of the Property or any other legal requirement which would adversely affect the operation, use, ownership or maintenance of the Property, (iii) any notices from any governmental agencies or other authorities that the Property is in violation of any Federal, state, county or municipal law, code, rule or regulation applicable to the Property, and (iv) any default by any other party or notice of claim of default by Seller made by any other party under any of the Leases or the Service Contracts.

4.1.7Insurance. Seller shall keep continuously in full force and effect from the Effective Date through the day upon which the Closing occurs all insurance policies carried by Seller with respect to the Property, including, without limitation, earthquake insurance.
4.2Damage. In the event of any material damage to or destruction of the Improvements or any portion thereof, Purchaser may, at its option by notice to Seller given within ten (10) days after Seller notifies Purchaser of such damage or destruction (and, if necessary, the Closing Date shall be extended to give Purchaser the full ten (10) day period to make such election), either (i) terminate this Agreement, in which event the Earnest Money (but not the Independent Contract Consideration) shall be immediately returned to Purchaser (and such termination shall otherwise be as provided in the last four (4) sentences of Subsection 2.2.1 above), or (ii) proceed under this Agreement, receive an assignment of the payment of any insurance proceeds (including calculated rent loss insurance, if any, applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and assume responsibility for such repair, and Purchaser shall (except as provided for below and subject to the limitations herein) receive a credit at Closing for any deductible, uninsured or Seller/self-insured amount under applicable property or casualty/liability insurance policies less any costs or expenses incurred by Seller prior to the Closing in connection with the repair of such damage. Purchaser and Seller shall collaboratively work together to file such claim for all of the damage which may reasonably be claimed under the insurance policy or insurance policies; provided, however, any final settlement of such claim shall be determined by Seller. If the Improvements are not materially damaged, then Purchaser shall not (except as otherwise expressly provided below) have the right to terminate this Agreement, but Seller shall, at its cost, repair the damage before the Closing in a manner reasonably satisfactory to Purchaser or, if repairs cannot be completed before the Closing or if Seller otherwise elects (in Seller’s sole discretion) not to commence or complete such repairs, assign to Purchaser the payment of any insurance proceeds (including calculated rent loss insurance, if any, applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction (less any amounts expended by Seller for repairs made by Seller prior to Closing). For the purposes of this Agreement, “material damage” and “materially damaged” means damage (i) based upon reasonable contractor repair/restoration estimates obtained by Seller exceeding ten percent (10%) of the Purchase Price to repair or (ii) that would permit tenants leasing in the aggregate twenty percent (20%) or more of the rentable square footage of the Property to terminate their Leases pursuant to the terms thereof (unless a sufficient number of such tenants waive in writing their right to terminate, no later than two (2) business days prior to the last day upon which Purchaser may elect to terminate this Agreement pursuant to this Section 4.2, such that tenants with remaining termination rights lease in the aggregate less than such twenty percent (20%) threshold in the Property). Notwithstanding anything contained herein to the contrary, in the event (y) of an uninsured loss reasonably estimated to be in excess of $25,000.00, and (z) Seller, in Seller’s sole discretion, notifies Purchaser, in writing, that Seller has elected not to provide Purchaser with a credit, at Closing, for the estimated amount of such uninsured loss in excess of $25,000.00 (less any costs incurred by Seller prior to Closing in connection with the repair of such damage), then Purchaser may terminate this Agreement by delivering written notice to Seller prior to the earlier to occur of (1) the date that is five (5) business days after Purchaser receives the written notice from Seller as described in clause (z) above or (2) the Closing Date, in which event the Earnest Money shall be returned to Purchaser and such termination shall otherwise be as provided in the last four (4) sentences of Subsection 2.2.1 above. For the purposes of the immediately preceding sentence, an “uninsured loss” shall include, but not be limited to, any loss or portion thereof that is not covered by insurance or falls under or within the deductible amount of the relevant insurance policy or policies. Seller shall make the election set forth in clause (z) above on or prior to the date that is ten (10) business days after Seller obtains knowledge of the amount of the uninsured loss, based upon reasonable contractor repair/restoration estimates obtained by Seller (such date, the “Uninsured Loss Determination Date”); provided, however, that if the Uninsured Loss Determination Date has not occurred as of the Closing Date, then Purchaser or Seller may elect to extend the Closing Date until the date that is five (5) business days after the Uninsured Loss Determination Date occurs provided Seller delivers written notice to Purchaser of such election to extend the Closing Date prior to the occurrence of the then scheduled Closing Date.
4.3Condemnation. In the event any proceedings in eminent domain are threatened in writing or instituted by any body or entity having the power of eminent domain with respect to the entire Property or any material portion thereof as reflected in a written notice received by Seller, Purchaser may, at its option by notice to Seller given within ten (10) days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be extended to give Purchaser the full ten (10) day period to make such election), either (i) terminate this Agreement, in which case the Earnest Money (but not the Independent Contract Consideration) shall be immediately returned to Purchaser (and such termination shall otherwise be as provided in the last four (4) sentences of Subsection 2.2.1 above), or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the right during the pendency of this Agreement to participate in negotiations with the condemning authority in respect of such matter. A “material portion”, as used herein, shall be deemed to be subject to the eminent domain proceedings if (i) the Estimated Value of the portion of the Property taken exceeds ten percent (10%) of the Purchase Price or (ii) the taking would permit tenants leasing in the aggregate twenty (20%) or more of the rentable square footage in the entire Property to terminate their Leases pursuant to the terms thereof (unless a sufficient number of such tenants waive in writing their right to terminate, no later than two (2) business days prior to the last day upon which Purchaser may elect to terminate this Agreement pursuant to this Section 4.3, such that tenants with remaining termination rights lease in the aggregate less than such twenty percent (20%) threshold in the Property). The phrase “Estimated Value” shall mean an estimate obtained from a M.A.I. appraiser, who has at least five (5) years’ experience evaluating property located in the county where the Real Property is located, similar in nature and function to that of the Property, selected by Seller and approved by Purchaser.
4.4Termination. If this Agreement is terminated as set forth in Section 4.2 or Section 4.3, the Earnest Money (but not the Independent Contract Consideration) shall be refunded to Purchaser, and all further rights and obligations of the parties under this Agreement shall terminate except for any provisions which, by their terms, survive the termination of this Agreement (and such termination shall otherwise be in accordance with the last four (4) sentences of Subsection 2.2.1 above).
ARTICLE 5: CLOSING
5.1Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of Escrow Holder. Closing shall occur through an escrow with Escrow Holder. Funds shall be deposited into and held by Escrow Holder in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Holder to, and Escrow Holder shall, immediately record and deliver the closing documents to the appropriate parties and make disbursements according to closing statements executed by Seller and Purchaser. Escrow Holder shall (and does, by its execution of this Agreement, hereby) agree in writing with Purchaser (i) that deposit of the Deed with the appropriate recorder’s office (or that Escrow Holder holds the Deed for as well as in anticipation of depositing it with the recorder’s office, shall do so and that the same) constitutes Escrow Holder’s representation that Escrow Holder is holding the closing documents (other than the Deed, if already deposited with the recorder’s office), closing funds and closing statements and is prepared and irrevocably committed to disburse the closing funds in accordance with the closing statements and (ii) that release of funds to Seller shall irrevocably commit Title Company to issue the Owner’s Policy in accordance with this Agreement. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Holder to comply with the terms of this Agreement; however, the supplemental escrow instructions shall not act to extend or provide any extension of any period(s) of performance, notice, grace or cure under this Agreement unless specifically referenced and agreed to, in writing, by both Purchaser and Seller or their respective counsel. Seller and Purchaser agree that the Closing may occur on a “gap” basis, in which event Seller shall deliver to the Title Company a “Gap Indemnity” (e.g., an indemnity for the so-called title “gap”) in the form of Exhibit F attached hereto or such other form as reasonably required by the Title Company.
5.2Conditions to the Parties’ Obligations to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder shall be contingent upon the following:
5.2.1.The other party’s representations and warranties as set forth in, and subject to the terms of, Article 7 below shall be true and correct in all material respects as of the Effective Date and the Closing Date;
5.2.2.As of the Closing Date, the other party shall have performed its obligations hereunder and all deliveries to be made at or before Closing have been tendered;

5.2.3.There shall exist no pending actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect the operation or value of the Property or the other party’s ability to perform its obligations under this Agreement;
5.2.4.There shall exist no pending action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby; and
5.2.5.The Title Company shall be irrevocably committed to issue the Owner’s Policy in accordance with the provisions of Section 3.3.
So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date (provided that any notice from any party alleging a failure of a condition shall also give the other party at least five (5) business days to correct or otherwise address the same; provided that no such cure period shall be provided to Seller or Purchaser, as the case may be, on account of the failure to timely deliver the items set forth in Section 5.3 and Section 5.4) or elect to close notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition without any adjustment to the Purchase Price; if the party electing to terminate pursuant to this sentence is Purchaser, then such party (i.e., Purchaser) shall also be entitled to a refund of the Earnest Money (but not the Independent Contract Consideration); however, if the party electing to terminate is Seller, then such party (i.e., Seller) may (for example, as a result of a Purchaser’s breach, default or failure to perform) be entitled to the Earnest Money as liquidated damages pursuant to Section 9.4 as well as any other applicable terms and provisions of this Agreement. In the event such party elects to close, notwithstanding the non-satisfaction of such condition, THERE SHALL BE NO LIABILITY ON THE PART OF ANY OTHER PARTY HERETO FOR BREACHES OF COVENANTS, REPRESENTATIONS AND/OR WARRANTIES OF WHICH THE PARTY ELECTING TO CLOSE HAD ACTUAL KNOWLEDGE AT OR PRIOR TO THE CLOSING; provided, however, that the foregoing shall not release or relieve Purchaser from its indemnity and related obligations under this Agreement which survive the Closing. Notwithstanding any termination in accordance with the foregoing and except as provided in the immediately preceding sentence and in Section 7.5, the failure of a condition which also constitutes a breach by a party of an obligation of such party shall not relieve such breaching party from any liability it would otherwise have under this Agreement for such breach.

5.3Seller’s Deliveries in Escrow. At least one (1) business day prior to the Closing Date (or no later than on the Closing Date if the parties elect to close on a so-called “GAP”), Seller shall deliver in escrow to the Escrow Holder the following:
5.3.1Deed. A grant deed in the form attached hereto as Exhibit C, executed and acknowledged by Seller, conveying to Purchaser the Real Property, subject to the Permitted Exceptions and such other matters as are permitted or contemplated by the terms of this Agreement (the “Deed”);
5.3.2Bill of Sale and Assignment of Leases and Contracts. A Bill of Sale and Assignment of Leases and Contracts in the form of Exhibit D attached hereto (the “Assignment”), executed and acknowledged by Seller, vesting in Purchaser title to the property described therein, subject, however, to the Permitted Exceptions and other matters permitted by this Agreement, to the extent applicable;
5.3.3State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;
5.3.4FIRPTA. (i) A Foreign Investment in Real Property Tax Act affidavit executed by Seller (or, if Seller is a disregarded entity, by the other appropriate entity; i.e., an affidavit executed by Seller or another appropriate entity to the effect that Seller or such other entity is not a “foreign person” within the meaning of Internal

Revenue Code Section 1445 or successor statutes) substantially in the form of Exhibit E attached hereto or another appropriate form or documentation of exemption (“FIRPTA Affidavit”); if Seller fails to provide the FIRPTA Affidavit on or before the Closing Date, Seller may instead elect to permit Purchaser to proceed with withholding and remittance to the Internal Revenue Service as provided by federal law; and (ii) An affidavit (e.g., Real Estate Withholding Certificate/California Form 593-C) executed by Seller to the effect that Seller is not a “non-resident” within the meaning of California Revenue and Tax Code Section 18662 or successor statutes or otherwise providing that withholding or other deduction under California law is not required; if Seller does not provide such affidavit and/or documentation of exemption on or before the Closing Date, Seller may instead elect to permit Purchaser to proceed to deduct the appropriate sum from Seller’s proceeds and remit the same to the Franchise Tax Board;
5.3.5Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to Escrow Holder and Title Company; and
5.3.6Additional Documents. Any additional documents that Purchaser, Escrow Holder or Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement and not resulting in any additional obligation, liability or duty of or to Seller.
5.4Purchaser’s Deliveries in Escrow. At least one (1) business day prior to the Closing Date (or no later than on the Closing Date if the parties elect to close on a so-called “GAP”), Purchaser shall deliver in escrow to Escrow Holder the following:
5.4.1Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day federal funds wired for credit into Escrow Holder’s escrow account;
5.4.2Bill of Sale and Assignment of Leases and Contracts. The Assignment, executed by Purchaser;
5.4.3State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property; and
5.4.4Additional Documents. Any additional documents that Seller, Escrow Holder or Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.
5.5Closing Statements. At least one (1) business day prior to the Closing Date (or no later than on the Closing Date if the parties elect to close on a so-called “GAP”), Seller and Purchaser shall deposit with the Escrow Holder executed closing statements consistent with this Agreement in the form required by Escrow Holder.
5.6Title Policy. Title Company shall deliver (or be irrevocably committed to issue) to Purchaser the Owner’s Policy in accordance with the provisions of Section 3.3.
5.7Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions and such other matters as are permitted or contemplated by this Agreement, including, without limitation, the rights of tenants and others under the Leases and the other Permitted Exceptions.
5.8Delivery of Certain Items. Immediately after the Closing (and subject to Section 2.1), Seller shall deliver to the offices of Purchaser’s property manager (or the Property or such other place as directed by Purchaser that is reasonably convenient for Seller), to the extent in Seller’s (or its Asset Manager’s or Property Manager’s) possession, the following: the originals of any Leases and assigned Service Contracts; keys as well as any security codes for the Property; and any “as-built” plans and specifications and other available plans and specifications relating to the Property.

5.9Notice to Tenants. Seller and Purchaser shall deliver to each tenant under a Lease immediately after the Closing a notice regarding the sale in substantially the form of or required by Exhibit K attached hereto or such other form as may be required by or to comply with applicable law(s).
5.10Reporting Person. Seller and Purchaser hereby designate Escrow Holder as the “Reporting Person” as such term is utilized in Section 6045(e) of the Internal Revenue Code of 1986, as amended. Purchaser agrees to provide Escrow Holder with such information as may be required for Escrow Holder to file a Form 1099 and/or any other required form relative to the Closing with the Internal Revenue Service and/or any other appropriate or applicable governmental agency. Escrow Holder shall provide a copy of the filed Form 1099 and/or any other filed form to Seller and Purchaser simultaneously with it being provided to the Internal Revenue Service or otherwise.
ARTICLE 6: PRORATIONS
6.1Prorations. Except as otherwise provided herein, the items in this Section 6.1 shall be prorated between Seller and Purchaser as of the close of the day (i.e., 11:59 p.m. Pacific Time) immediately preceding the Closing Date:
6.1.1Taxes and Assessments. General real estate taxes and assessments imposed by governmental authority and rent taxes, if any (collectively, “Taxes”), as well as any assessments by private covenant constituting a lien or charge on the Property, paid or payable during the then-current calendar year or other current tax or other period. If the Closing occurs prior to the receipt by Seller of the tax bill for (i.e., payable in) the calendar year or other applicable tax period in which the Closing occurs, Purchaser and Seller shall prorate such Taxes for such calendar year or other applicable tax period based upon the most recent ascertainable assessed values and tax rates, which proration shall be subject to readjustment in accordance with Section 6.2.
6.1.2Collected Rent. All collected rent and other income (and any applicable state or local tax on rent) under Leases in effect on the Closing Date; for the purposes of this Subsection 6.1.2, the term “rent” shall mean and include so-called “additional rent,” including, without limitation, any operating expense pass-throughs, so-called “CAM” or common area maintenance charges, and the like. Seller shall be charged with any rentals collected by Seller before Closing but applicable to any period of time after Closing. Uncollected rent and other income shall not be prorated. If Purchaser collects delinquencies after Closing, Purchaser shall apply such rent to the obligations then due and owing to Purchaser for its period of ownership and to reasonable costs of collection actually incurred, remitting the balance, if any, to Seller. Purchaser shall bill and attempt to collect such delinquent rent in the ordinary course of business, but shall not be obligated to engage a collection agency or to take legal action to collect any delinquencies. To the extent not applicable to periods prior to the Closing, rent received by Seller after the Closing shall be immediately forwarded by Seller to Purchaser for disposition in accordance with this Subsection 6.1.2. From and after the date that is sixty (60) days after the Closing, Seller shall have the right to seek collection of any delinquent rents or any other amounts owed by tenants to Seller (see, for example, Section 6.2 below in this regard) for or relating to any period prior to the Closing; Seller shall not, however, have the right to bring eviction proceedings. At Closing, Seller shall provide Purchaser with a credit for any free base rent under the Leases with Arms Global and Lipond that is applicable to the period after the Closing.
6.1.3Utilities. Utilities, including water, sewer, electric, and gas, based upon the last reading of meters prior to the Closing. Seller shall endeavor to obtain meter readings on the day before the Closing Date and, if such readings are obtained, there shall be no proration of such items. Seller shall pay at Closing the bills therefor for the period to the day preceding the Closing, and Purchaser shall pay the bills therefor for the period subsequent thereto. If the utility company will not issue separate bills, Purchaser will receive a credit against (or, if appropriate, a reimbursement from) the Purchase Price for Seller’s portion and will pay the entire bill prior to delinquency after Closing. If Seller has paid any utilities more than thirty (30) days in advance in the ordinary course of business, then Purchaser shall be charged its portion of such payment at Closing.
6.1.4Leasing Commissions. Purchaser shall be entitled to a credit at Closing for all outstanding leasing commissions and locator’s and finder’s fees (collectively, “Commissions”), due to leasing or other agents payable in connection with (i) the existing term of Leases in effect as of March 25, 2017, and (ii) the Pending Lease

Deals, as set forth on Exhibit I attached hereto. For new Leases (other than the Pending Lease Deals) entered into on or after March 25, 2017 (as well as extensions, expansions or renewals of Leases granted or exercised on or after March 25, 2017), Commissions shall be prorated as of the Closing Date between Seller and Purchaser on the basis of Seller’s and Purchaser’s respective periods of ownership in relation to the benefit (i.e., the term) of the relevant Lease, extension, expansion or renewal.
6.1.5Fees and Charges under Service Contracts. Fees and charges under the Service Contracts that are being assigned to and assumed by Purchaser at the Closing, on the basis of the periods to which such Service Contracts relate.
6.1.6Tenant Improvement Costs and/or Allowances. Purchaser shall be entitled to a credit at Closing for all outstanding tenant improvement costs and allowances as well as free rent due to tenants in connection with (i) the existing term of Leases in effect as of March 25, 2017, and (ii) the Pending Lease Deals, as set forth on Exhibit I attached hereto. For new Leases (other than the Pending Lease Deals) entered into on or after March 25, 2017 (as well as extensions, expansions or renewals of Leases granted or exercised on or after March 25, 2017), all tenant improvement costs and allowances as well as free rent due to tenants shall be prorated as of the Closing Date between Seller and Purchaser on the basis of Seller’s and Purchaser’s respective periods of ownership in relation to the cost, allowance or concession of the relevant Lease, extension, expansion or renewal.
6.1.7Miscellaneous. Such other apportionments and adjustments as are customarily apportioned in similar types of property in the county in which the Property is situated.
6.1.8Timing. Notwithstanding anything contained in this Agreement to the contrary, in the event that the Closing and the routing of the Purchase Price proceeds by Title Company to Seller's designated account does not occur on or before 12:01 p.m. Pacific Time on the Closing Date, the parties shall re-prorate, such that Seller shall be afforded the income and expenses of the day of Closing, rather than Purchaser.
6.2Final Adjustments After Closing.
6.2.1Final Bills and Adjustments. In the event that final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 6.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available; final adjustment is to be made as soon as reasonably possible after the Closing, but in any event prior to the date that is ninety (90) days after Closing. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice.
6.2.2Operating Expense Pass-Throughs. Seller, as landlord under the Leases, may currently be collecting from tenants under the Leases additional rent to cover taxes, insurance, utilities, maintenance and other operating costs and expenses (collectively, “Operating Expense Pass-Throughs”) incurred by Seller in connection with the ownership, operation, maintenance and management of the Property. If Seller has collected estimated payments of Operating Expense Pass-Throughs in excess of or in an amount less than any tenant’s share of such expenses with respect to the period during which Seller owned the Property, then the parties shall make an adjusting payment between them when the correct amounts can be determined, but in any event prior to the date that is ninety (90) days after Closing, subject, however, to the following: Purchaser shall indemnify, defend and hold Seller, as well as Asset Manager and Property Manager, free and harmless of, from and against any and all claims, demands, losses, liabilities, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred or suffered, arising out of, resulting from or in any way relating to any failure or alleged failure by Purchaser in crediting and/or reimbursing a tenant for an overpayment which overpayment is credited or reimbursed by Seller to Purchaser for further credit or reimbursement hereunder.
6.2.3Survival. Each party’s obligations, liabilities and duties under this Section 6.2 shall survive the Closing.
6.3Tenant Deposits. As of the Closing, Purchaser shall assume Seller’s obligations related to tenant security deposits, but only to the extent they are credited or otherwise transferred to Purchaser. Each party’s obligations, liabilities and duties under this Section 6.3 shall survive the Closing; provided, however, that Seller’s obligations, liabilities and duties under this Section 6.3 shall be limited by and expire upon the expiration of the survival/limitation period described in Section 7.3.
6.4Utility Deposits. Seller shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Purchaser at the Closing.
6.5Documentary Transfer Taxes; Recording Fees. Seller shall pay all documentary transfer taxes imposed in connection with recording the Deed, but not any other instrument (including without limitation any deed of trust, mortgage or other security device or instrument given in connection with any financing obtained by Purchaser). However, Purchaser shall pay all recording fees due and/or owing in connection with said recording(s); Seller’s obligation for recording fees, if any, is set forth in and limited by Section 3.2.
6.6Commissions. Each of Seller and Purchaser represent and warrant to the other that it has not dealt with any real estate broker, sales person or finder in connection with this transaction other than Broker. If, but only if, the transaction contemplated by this Agreement is closed, Seller shall pay Broker in accordance with their separate agreement. Purchaser acknowledges and agrees that Broker is an independent contractor and that neither Broker nor any other broker, agent, representative or any other person or entity is authorized to make any agreement or representation for or on behalf of Seller. Additionally, Purchaser acknowledges and agrees that Seller shall not be responsible for the payment of any broker, agent, representative or any other person or entity retained by Purchaser. Subject to the foregoing terms of this Subsection 6.6, in the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify and hold harmless the other party from and against any such claim by a broker, finder, agent or other representative claiming by, through or under the indemnifying party. Each party’s obligations, liabilities and duties under this Section 6.6 shall survive the Closing or any termination of this Agreement; however, Seller’s liability under this Section 6.6 shall not be subject to the “Cap” referenced in Section 7.5.
6.7Real Estate Tax Protests. All real estate assessment protests and proceedings affecting the Property (“Tax Appeals”) for years prior to the year in which Closing occurs will be prosecuted under Seller’s direction and control. Tax Appeals for the tax year in which Closing occurs (if any) and for any subsequent tax years will be prosecuted under Purchaser’s direction and control. In the event of any reduction in the assessed valuation of the Property for any such fiscal year, the net amount of any tax savings shall, (a) with respect to fiscal years ending prior to the Closing, be payable to Seller and, (b) with respect to the fiscal year in which the Closing shall occur, after deduction of expenses and attorneys’ fees, be adjusted between Seller and Purchaser as of the day before the Closing Date. If any reduction in assessment shall be granted for a fiscal year in, or prior to, the year in which Closing occurs in the form of a credit for taxes payable at or after Closing, Seller shall be entitled to receive a sum equal to Seller’s prorated share of such credit when granted. This Section 6.7 shall survive Closing.
ARTICLE 7: REPRESENTATIONS AND WARRANTIES
7.1Seller’s Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser as follows:
7.1.1Organization and Authority. Seller is duly organized, validly existing, and in good standing as a corporation in the State of Delaware. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and duly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.
7.1.2Conflicts. There is no agreement to which Seller is a party or, to Seller’s knowledge, binding on Seller which is in conflict with this Agreement.

7.1.3Pending Actions and Proceedings. Except as set forth in Exhibit J attached hereto or in any material, information or document delivered or otherwise made available by Seller to Purchaser (including, without limitation, in the Property Information), to Seller’s knowledge, Seller has received no written notice that there is any action, suit or proceeding pending against Seller which challenges or impairs Seller’s ability to (i) execute or perform its obligations under this Agreement or (ii) consummate the sale contemplated by this Agreement.
7.1.4Withholding Obligation. Seller’s sale of the Property is not subject to any federal, state, or local withholding obligation of Purchaser under the tax laws applicable to Seller or the Property.
7.1.5Service Contracts. To Seller’s knowledge, the copies of Service Contracts delivered to Purchaser pursuant to Subsection 2.1.4 of this Agreement are true, correct and complete as of the date of their delivery.
7.1.6Hazardous Materials. To Seller’s knowledge, except as set forth in any material, information or document delivered or otherwise made available by Seller to Purchaser (including, without limitation, in the Property Information), Seller has received no written notice from any governmental agency or authority that any Hazardous Materials are stored, used or located at the Property in violation of any Environmental Law. For the purposes of this Agreement, the term “Hazardous Materials” includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas or synthetic gas useable for fuel (or mixtures of natural gas or synthetic gas) and any substance, material, waste, pollutant or contaminant regulated by, or listed or defined as hazardous or toxic under, any Environmental Law. The term “Environmental Law” includes without limitation the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the Effective Date, together with their implementing regulations and guidelines as of the Effective Date, and all state, regional, county, municipal, local and other laws, rules, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials.
7.1.7Regulatory Compliance. Except as set forth in Exhibit J attached hereto or in any material, information or document delivered or otherwise made available by Seller to Purchaser (including, without limitation, in the Property Information), to Seller’s knowledge, Seller has received no written notice from any governmental agency or authority alleging that Seller is responsible or liable for an uncured material violation of any applicable federal, state, county or municipal law, code, rule or regulation with respect to the Property, or stating that any investigation has been commenced or is contemplated regarding any of the same, which were caused as a result of or which arise out of, result from or relate to Seller’s (including Seller’s agents) ownership, operation, maintenance (or failure to maintain), repair (or failure to repair), use, improvement (or failure to improve), development and/or re-development of the Property, including, without limitation, any demolition, grading, soil compaction, construction and/or reconstruction thereon or related thereto.
7.1.8Anti-Terrorism. Seller and its directors, officers, employees, agents and affiliates are not Sanctioned Persons.  “Sanctioned Person” means:  (a) an entity or individual named on the Consolidated Sanctions List maintained by the U.S. Office of Foreign Assets Control, or any successor list, or targeted by the U.S. Department of State under economic or financial sanctions or trade embargoes of the United States (“Sanctions Laws”); (b) any other entity or individual with which an entity incorporated in the United States is prohibited from dealing pursuant to Sanctions Laws; or (c) any entity or individual acting on behalf of anyone described in the foregoing clauses of this definition.
Seller is in compliance, and shall remain in compliance, with Sanctions Laws and Anti-Money Laundering Laws (as hereinafter defined) and shall not, directly or indirectly, use any funds received from Purchaser in transactions with a Sanctioned Person or take any action that would cause Seller or Purchaser to be in violation of Sanctions Laws or Anti-Money Laundering Laws.  “Anti-Money Laundering Laws” means:  the U.S. Bank Secrecy Act, the USA PATRIOT Act, and all other laws of the United States that prohibit money laundering or other use of funds derived from illegal activity.

Seller covenants to provide any information deemed necessary by Purchaser to comply with Purchaser’s obligations under Sanctions Laws or Anti-Money Laundering Laws, and this obligation shall survive the termination of this Agreement.
7.1.9ERISA. Either (i) Seller is not an “employee benefit plan” within the meaning of 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986 as amended (the “Code”), or an entity deemed to hold “plan assets” within the meaning of 29 C.F. R. §2510.3-101 (as modified by Section 3(42) of ERISA (the “Plan Asset Regulation”) of any such plan; or (ii) Seller is represented in connection with the transactions contemplated herein by an investment manager that qualifies as a “qualified professional asset manager” as defined in Department of Labor Prohibited Transaction Exemption 84-14 (the “QPAM Exemption”), and each of the conditions of the QPAM Exemption are satisfied and will, throughout the term of this Agreement, be satisfied such that none of the transactions contemplated hereunder between Seller and Purchaser will constitute a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
7.1.10Tenant Bankruptcy Proceedings. To Seller’s knowledge, as of the Effective Date, none of the tenants under the Leases are the subject of any bankruptcy or insolvency proceeding.
7.1.11Purchaser Principal as Broker. Seller is aware that Howard Schwimmer, a principal of Purchaser, is a licensed real estate broker in the State of California.
7.1.12Earthquake Insurance. Seller’s insurance policies for the Property include earthquake coverage.
7.2Purchaser’s Representations and Warranties. As a material inducement to Seller to execute the Agreement and consummate this transaction, Purchaser represents and warrants to Seller as follows:
7.2.1Organization and Authority. Purchaser is duly organized and validly existing as a limited partnership in good standing in the State of Maryland; and Purchaser is in good standing and qualified to do business in the State of California. Purchaser (including any permitted assignee, designee or nominee) has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser (including any permitted assignee, designee or nominee) at the Closing will be, authorized and duly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser (including, if appropriate, any permitted assignee, designee or nominee), enforceable in accordance with their terms.
7.2.2Conflicts and Pending Actions. There is no agreement to which Purchaser (including any permitted assignee, designee or nominee) is a party or, to Purchaser’s knowledge, binding on Purchaser (including any permitted assignee, designee or nominee) which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser (including any permitted assignee, designee or nominee) which challenges or impairs Purchaser’s ability to execute or perform the obligations of Purchaser (including any permitted assignee, designee or nominee) under this Agreement.
7.2.3ERISA. Either (i) Purchaser is not an “employee benefit plan” within the meaning of 3(3) of ERISA, a “plan” within the meaning of Section 4975 of the Code, or an entity deemed to hold “plan assets” within the meaning of the Plan Asset Regulation of any such plan; or (ii) Purchaser is represented in connection with the transactions contemplated herein by an investment manager that qualifies as a “qualified professional asset manager” as defined in the QPAM Exemption, and each of the conditions of the QPAM Exemption are satisfied and will, throughout the term of this Agreement, be satisfied such that none of the transactions contemplated hereunder between Purchaser and Seller will constitute a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
7.2.4Anti-Terrorism. Purchaser and its directors, officers, employees, agents and affiliates are not Sanctioned Persons.

Purchaser is in compliance, and shall remain in compliance, with Sanctions Laws and Anti-Money Laundering Laws and shall not, directly or indirectly, draw upon any funds to pay Seller from transactions with a Sanctioned Person or take any action that would cause Seller or Purchaser to be in violation of Sanctions Laws or Anti-Money Laundering Laws.
Purchaser covenants to provide any information deemed necessary by Seller to comply with Seller’s obligations under Sanctions Laws or Anti-Money Laundering Laws, and this obligation shall survive the termination of this Agreement.
7.3Survival of Representations and Warranties. The representations and warranties set forth in this Article 7 are made as of the Effective Date (or such earlier date as Seller executes and delivers this Agreement) and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of only nine (9) months, at which time, except as otherwise specifically provided herein, they shall terminate; provided that, prior to the Closing, Seller may update its representations and warranties from time to time upon learning of any new, different or changed information; and, in such event, the remaking of Seller’s representations and warranties as of the Closing Date shall be as so updated; and, in the event Seller does so update its representations and warranties, and the same is not caused or contributed to by any act or omission by Purchaser (including without limitation, Purchaser’s agents, representatives, employees and consultants), and the same results in the disclosure of a material adverse change that is not permitted or contemplated by this Agreement, then, within three (3) business days of Purchaser’s receipt of such update (but, in any event, prior to the Closing, which shall, if necessary, be extended to give Purchaser three (3) business days to respond), Purchaser may, upon written notice to Seller and Escrow Holder, terminate this Agreement as its sole and exclusive remedy; if this Agreement terminates pursuant to the immediately preceding provision, then such termination shall be in accordance with the last four (4) sentences of Subsection 2.2.1. Seller and Purchaser shall have the right to bring an action thereon only if Seller or Purchaser, as the case may be, shall both file and serve such action within such nine (9) month survival period; the parties hereby acknowledging and agreeing as well as otherwise confirming that, except as expressly and specifically provided in the first proviso in the immediately preceding sentence, it is their intent to limit the period of time within which to bring an action, so that claims must be filed, served and otherwise made in accordance with the time periods specified herein regardless of any applicable statute of limitations. Each party agrees to defend and indemnify the other against any claim, liability, damage or expense asserted against or suffered by such other party arising out of the breach or inaccuracy of any such representation or warranty; provided, however, that Purchaser shall have no right to bring a cause of action or to seek indemnification for a breach of a representation or warranty unless (i) the damage to Purchaser on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $200,000, (ii) such action is permitted under Section 7.5, and (iii) such action is timely filed and served in accordance with this Section 7.3. Additionally, except as expressly set forth in Section 8.1 below, in no event shall Seller’s liability under this Agreement exceed, and Seller’s liability shall be “capped” at, $1,500,000, all in accordance with Section 7.5.
7.4Seller’s Knowledge. Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases, when used in this Article 7 (or elsewhere in this Agreement), mean only the actual personal knowledge of David Hubbs and Michael Gelber, who are employees of Asset Manager and individuals associated with Seller who have sufficient knowledge to make the representations set forth herein, without imputation and without any duty of inquiry or investigation; provided, however, that so qualifying Seller’s knowledge shall in no event give rise to any personal obligation, liability or duty on the part of David Hubbs, Michael Gelber, Asset Manager or any other trustee, director, officer, employee, representative or agent of Seller or Asset Manager on account of any breach of any representation or warranty made by Seller herein.
7.5Cap on Liability; Survival. Notwithstanding anything to the contrary contained in this Agreement, including without limitation the indemnity from Seller in favor of Purchaser set forth in Section 7.3, except as specifically provided in Section 8.1, NO CLAIM FOR A BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT OF SELLER SHALL BE ACTIONABLE OR PAYABLE IF THE BREACH IN QUESTION WAS KNOWN TO PURCHASER PRIOR TO CLOSING. If the breach occurs or becomes known to Purchaser after Closing, a claim for a breach of any representation, warranty or covenant of Seller shall be actionable only if the valid claims for all such breaches collectively aggregate more than $200,000, in which event the full amount of such claim shall be actionable up to the Cap, and provided written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of the nine (9) month survival period set forth in Section 7.3 and an action shall have been commenced by Purchaser against Seller and served by Purchaser upon Seller prior to the expiration or termination of such survival period; again, the parties hereby acknowledging and otherwise confirming that it is their intent as well as Purchaser's agreement to limit the period of time within which Purchaser may bring an action, so that claims, if they may be brought at all, must be filed and served and otherwise made in accordance within the time periods specified herein, regardless of any applicable statute of limitations. As used herein, the term “Cap” shall mean the total aggregate amount of $1,500,000. In no event shall Seller’s aggregate liability to Purchaser for breach of any representation, warranty or covenant of Seller in this Agreement, in any certificate, instrument or other document delivered by Seller in connection with this Agreement, the Closing, or otherwise, exceed the amount of the Cap. Notwithstanding the foregoing, however, the Cap shall not apply to or limit Seller’s liability (i) under Section 6.2 above, Section 6.6 above, and Section 10.9 below or (ii) for fraud.
ARTICLE 8: DEFAULT AND REMEDIES
8.1Seller’s Default. If this transaction fails to close as a result of Seller’s default, then Purchaser, as Purchaser’s sole and exclusive remedies hereunder, may elect to either (i) commence an action for specific performance or (ii) terminate this Agreement by delivering written notice to Seller and receive from Seller the actual out-of-pocket expenses incurred by Purchaser and paid to unrelated or unaffiliated third party consultants in connection with Purchaser’s review and preparation to purchase the Property (including, without limitation, reasonable attorneys’ fees) up to the amount of Fifty Thousand Dollars ($50,000.00) (the “Expense Reimbursement”), Purchaser thereby waiving the right to sue Seller for monetary damages or for any remedies available at law or in equity. If Purchaser elects to commence an action for specific performance, Purchaser must commence any such action within sixty (60) days after the scheduled Closing Date. If, however, the equitable remedy of specific performance is not available as a result of Seller’s conveyance of the Property to a third-party in violation of this Agreement, Purchaser may seek any other monetary remedy available at law for such default by Seller, subject, however, to the following: In no event shall Seller’s liability exceed the sum of (i) the difference between the Purchase Price of this Agreement and the sales price to such third-party and (ii) the Expense Reimbursement. For purposes of this Section 8.1, specific performance shall be considered not available to Purchaser (i) if a court of competent jurisdiction declines to grant the remedy of specific performance, (ii) if the nature of Seller’s default is such that, upon obtaining specific performance, Purchaser will receive materially less than Purchaser bargained for in this Agreement or (iii) if Seller has conveyed the Property to a third party. If Purchaser elects to terminate this Agreement pursuant to this Section 8.1, then the Earnest Money (but not the Independent Contract Consideration) shall be returned to Purchaser and such termination shall otherwise be as provided in the last four (4) sentences of Section 2.2.1 above.
8.2Purchaser’s Default. If this transaction fails to close due to the default of Purchaser, then (in accordance with, but subject to, Section 9.4 below) Seller’s sole remedy in (i.e., with respect to) such event shall be to terminate this Agreement and to receive and retain the Earnest Money as liquidated damages and not as a penalty, Seller waiving all other rights or remedies in the event of (i.e., in connection with) such default by Purchaser; provided, however, that the foregoing shall not limit Seller’s other rights and remedies provided by this Agreement or as a result of another breach, default or failure to perform by Purchaser including, without limitation, Seller’s right to receive, keep and retain the Independent Contract Consideration. The parties acknowledge that Seller’s actual damages in the event of a default by Purchaser under this Agreement will be difficult to ascertain, and that such liquidated damages represent the parties’ best estimate of such damages. Notwithstanding the foregoing, any right of Seller to liquidated damages shall be in addition to and not in lieu of any indemnity obligation, liability or duty of Purchaser and such other obligations, liabilities and duties as are provided and/or referenced in Section 9.4. In the event of a default by Purchaser which does not result in a failure to close, Seller shall, subject to the terms of Section 7.3, have all rights and remedies provided by this Agreement as well as those provided by law and equity.
8.3Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay or reimburse the other party, as appropriate, for any fees or charges due to the Escrow Holder for holding the Earnest Money as well as any escrow cancellation or termination fees or charges and any fees or charges due to the Title Company for preparation, termination and/or cancellation of the Title Commitment. Each party’s obligations, liabilities and duties pursuant to this Section 8.3 shall survive the termination of this Agreement. Additionally, any obligation, liability or duty of Purchaser under this Section 8.3 shall be in addition to Purchaser’s obligations, liabilities and duties as set forth in Section 8.2 and Section 9.4.
ARTICLE 9: EARNEST MONEY PROVISIONS
9.1.Investment and Use of Funds. Escrow Holder shall invest the Earnest Money in a federally insured interest-bearing account or accounts satisfactory to Purchaser (as provided in Section 1.3 above), shall not commingle the Earnest Money with any funds of Escrow Holder or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. If the Closing under this Agreement occurs, and the Earnest Money (or any portion of it) has not previously been released to Seller, Escrow Holder shall deliver the Earnest Money (or any portion of it) to Seller on the Closing Date.
9.2.Termination Before Expiration of Due Diligence Period. If Purchaser elects to terminate this Agreement prior to the expiration of the Due Diligence Period pursuant to Subsection 2.2.1, Escrow Holder shall immediately pay the entire Earnest Money (including interest earned thereon) to Purchaser as soon as reasonably practicable following receipt of the Due Diligence Termination Notice from Purchaser and this Agreement shall thereupon terminate. No notice to Escrow Holder from Seller shall be required for the release of the Earnest Money to Purchaser by Escrow Holder in accordance with the immediately preceding sentence; provided, however, that Escrow Holder shall confirm that Seller timely received from Purchaser (i) the required Due Diligence Termination Notice and (ii) the Independent Contract Consideration.
9.3.After Expiration of Due Diligence Period. After expiration of the Due Diligence Period (and except as provided in Subsection 2.2.1, Section 2.4, Section 3.2, Section 4.2, Section 4.3, Section 7.3, Section 8.1, Section 8.2, and Section 9.4 or elsewhere in this Agreement), Escrow Holder shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party(ies), in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment. Section 9.4 shall be considered Seller’s and Purchaser’s executed written instructions to Escrow Holder with respect to the matters set forth therein.
9.4.LIQUIDATED DAMAGES. PURCHASER AND SELLER ACKNOWLEDGE AND AGREE THAT: (I) IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO DETERMINE SELLER’S ACTUAL DAMAGES IN THE EVENT THAT THE CLOSING FAILS TO OCCUR BY REASON OF PURCHASER’S DEFAULT UNDER THIS AGREEMENT, WHICH DAMAGES WOULD INCLUDE, BUT NOT BE LIMITED TO, SELLER’S LOST SALE OPPORTUNITIES DURING THE PERIOD THAT THE PROPERTY IS TAKEN OFF THE MARKET; AND (II), TAKING INTO ACCOUNT ALL OF THE CIRCUMSTANCES EXISTING ON THE EFFECTIVE DATE, THE EARNEST MONEY IS A REASONABLE ESTIMATE OF SELLER’S ACTUAL DAMAGES IN SUCH EVENT. CONSEQUENTLY, IN THE EVENT THE CLOSING FAILS TO OCCUR BY REASON OF PURCHASER’S DEFAULT UNDER THIS AGREEMENT AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, SELLER’S SOLE AND EXCLUSIVE REMEDY SHALL BE TO TERMINATE THIS AGREEMENT AND TO RECEIVE AND RETAIN THE ENTIRE EARNEST MONEY AS LIQUIDATED DAMAGES AND NOT AS A PENALTY; PURCHASER SHALL MAKE, GIVE, JOIN IN, EXECUTE AND/OR DELIVER TO ESCROW HOLDER ANY INSTRUMENT REQUIRED IN THIS REGARD. THE FOREGOING PROVISIONS (AND ANY OTHER SIMILAR PROVISIONS SET FORTH IN THIS AGREEMENT) SHALL, HOWEVER, IN NO WAY LIMIT (A) PURCHASER’S INDEMNITY AND/OR RELATED OR SIMILAR OBLIGATIONS, LIABILITIES OR DUTIES (E.G., PURCHASER’S OBLIGATION, LIABILITY AND DUTY TO INDEMNIFY, DEFEND AND/OR HOLD HARMLESS AS PROVIDED IN SECTION 2.2, SECTION 6.6 AND/OR ELSEWHERE IN THIS AGREEMENT), (B) ANY OBLIGATION, LIABILITY OR DUTY OF PURCHASER TO RETURN, DELIVER, ASSIGN, TRANSFER OR MAKE AVAILABLE TO SELLER DOCUMENTS, LICENSES, PERMITS, RESULTS OF DUE DILIGENCE OR OTHER INVESTIGATIONS AND THE LIKE, INCLUDING WITHOUT LIMITATION THE PROPERTY INFORMATION AND THE REPORTS, (C) SECTION 8.3 OR (D) SECTION 10.9, AS SET FORTH IN THIS AGREEMENT ((A), (B), (C) AND (D), COLLECTIVELY, THE “OTHER OBLIGATIONS”), IT BEING THE EXPRESS INTENTION OF THE

PARTIES THAT THE LIQUIDATED DAMAGES PROVIDED HEREIN SHALL APPLY TO PURCHASER’S FAILURE TO CLOSE, BUT SHALL NOT LIMIT THE OTHER OBLIGATIONS, LIABILITIES AND DUTIES OF PURCHASER SET FORTH AND/OR REFERENCED HEREINABOVE. SELLER’S RETENTION OF THE DEPOSIT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676, AND 1677. SELLER AND PURCHASER ACKNOWLEDGE THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS ARTICLE 9 AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS:

Purchaser:	/s/ HS
(Initials)

Seller:	/s/ SD
(Initials)

9.5.Interpleader. Seller and Purchaser agree that, in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by Escrow Holder directing the Earnest Money’s disposition, Escrow Holder shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at Escrow Holder’s option, Escrow Holder may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction (in the county in which the Real Property is located) in which event Escrow Holder may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of Escrow Holder, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement. Each party’s obligations, liabilities and duties under this Section 9.5 shall survive the termination of this Agreement.
9.6.Liability of Escrow Holder. The parties acknowledge that Escrow Holder is acting solely as a stakeholder at their request and for their convenience, that Escrow Holder shall not be deemed to be the agent of either Purchaser or Seller, and that Escrow Holder shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from Escrow Holder’s mistake of law respecting Escrow Holder’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold Escrow Holder harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of Escrow Holder’s duties hereunder, except with respect to actions or omissions taken or made by Escrow Holder in bad faith, in disregard of this Agreement or involving negligence on the part of Escrow Holder.
ARTICLE 10: MISCELLANEOUS
10.1Purchaser Bound. Purchaser may not assign this Agreement without the prior written consent of Seller (which consent may be granted or withheld in Seller’s sole discretion), and any such prohibited assignment shall be void; provided, however, that (subject to (i) Purchaser and Affiliate (as defined below) providing to Seller written notice of such assignment, including evidence reasonably satisfactory to Seller that Affiliate satisfies the definition of Affiliate set forth below, (ii) Purchaser confirming (in writing) to Seller that such assignment does not relieve or release Purchaser of liability, and (iii) Affiliate confirming (in writing) to Seller, on behalf of Affiliate (as if Affiliate is Purchaser), Purchaser’s representations and warranties as set forth in Section 6.6 and Section 7.2 as well as assuming, accepting and agreeing (in writing) to be bound by and perform each of Purchaser’s obligations, liabilities, duties, covenants and agreements set forth in this Agreement) Purchaser may assign this Agreement, without Seller’s consent, to an Affiliate. No assignment shall release or relieve Purchaser from its obligations, liabilities and/or duties under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs and devisees of the parties. For the purposes of this Section 10.1, the term “Affiliate” means (a) an entity that directly or indirectly controls, is controlled by or is under common control with the Purchaser or (b) an entity at least a majority of whose economic interest is owned by Purchaser; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.
10.2Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.
10.3Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then, so far as is reasonable and possible, the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.
10.4Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State or Commonwealth in which the Real Property is located (i.e., California).
10.5Survival. Subject to the limitations set forth in and except as otherwise specifically provided by this Agreement, the provisions of this Agreement that contemplate performance after the Closing (and, if no specific survival period is expressly set forth herein, the covenants, agreements, indemnities, representations, warranties and other undertakings of Seller shall survive the Closing for only the period during which Seller’s representations and warranties survive the Closing in accordance with Section 7.3 above) and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.
10.6Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.
10.7Time. Time is of the essence in the performance of this Agreement.
10.8Confidentiality. Purchaser shall make no public announcement or disclosure of (i) any information related to this Agreement, including without limitation the Property Information, the Reports and the results of Purchaser’s due diligence examinations, inspections and investigations, as well as the identity of Seller (or Seller’s managers, members or affiliates, including without limitation, Seller’s real estate investment advisor; i.e., Asset Manager) or (ii) the amount of the Purchase Price, to outside brokers, third parties or the public, before or after the Closing and whether or not the Closing occurs, without the prior written specific consent of Seller; provided, however, that Purchaser may make disclosure of this Agreement to the Permitted Parties (as defined below) to the extent necessary to perform Purchaser’s obligations and due diligence tests and studies hereunder and as may be required under laws or regulations applicable to the relevant Permitted Party. Purchaser shall be responsible for advising each Permitted Party of the confidential nature of all information related to this Agreement and each of the provisions of this Agreement. Purchaser shall cause each Permitted Party to hold and treat all information related to this Agreement and each of the provisions of this Agreement strictly confidential and otherwise in a manner consistent with the provisions of this Agreement applicable to Purchaser. “Permitted Parties” is defined as Purchaser’s lenders, attorneys, accountants, consultants, contractors, brokers, investors, creditors, officers, employees and agents; and each of such Permitted Parties is a “Permitted Party.” Prior to Closing, Purchaser shall not post (or permit the posting of) any jobs related to the Property and/or this transaction. Purchaser’s obligations, liabilities and duties under this Section 10.8 shall survive the Closing as well as any termination of this Agreement.
10.9Attorneys’ and Other Fees. Should either party institute any action or proceeding to enforce or interpret this Agreement or any provision hereof, for damages by reason of any alleged breach of this Agreement or any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including actual attorneys’ and other fees, reasonably incurred in good faith by the prevailing party in connection with such action or proceeding. The term “attorneys’ and other fees” shall mean and include attorneys’ fees, accountants’ fees, and any and all consultants and other similar fees incurred in connection with the action or proceeding and preparations therefor. The term “action or proceeding” shall mean and include actions, proceedings, suits, arbitrations, appeals and other similar proceedings. The obligations of the parties set forth in this Section 10.9 shall survive the Closing as well as any termination of this Agreement.
10.10Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.1.1. Any such notices shall be either (i) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered upon receipt or rejection of delivery, (ii) sent by United States Mail, certified with return receipt requested, in which case notice shall be deemed delivered upon receipt or rejection of delivery, or (iii) sent by email or facsimile, in which case, within one (1) business day thereof, duplicate notice shall be sent in the manner provided in provision (i) or provision (ii) of this Section 10.10, and such notice shall be deemed delivered upon confirmation of receipt of the email or facsimile during regular business hours (i.e., between (9:00 a.m. and 5:00 p.m. Pacific Time) on a regular business day (i.e., Monday through Friday, inclusive, but excluding holidays) or at 9:00 a.m. Pacific Time on the next regular business day after confirmation of receipt of the email or facsimile (a) after regular business hours on a regular business day or (b) on a day other than a regular business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt (or refusal of acceptance of delivery) of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by Purchaser’s counsel shall be deemed given by Purchaser and notices given by Seller’s counsel shall be deemed given by Seller.
10.11Construction.
10.11.1The parties acknowledge and agree that the parties and/or their counsel have reviewed, negotiated and revised this Agreement and agree that the normal rule of construction (to the effect that any ambiguities are to be resolved against the drafting party) shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
10.11.2If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or reference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.
10.12Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is not a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Pacific Time, unless otherwise expressly provided for herein.
10.13Purchaser’s Liability. Subject to the provisions of Section 10.15, each person or entity comprising Purchaser shall be jointly and severally liable for Purchaser’s obligations, liabilities and duties under this Agreement.
10.14Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange, by telephone facsimile, electronic pdf or otherwise, counterparts of the signature page(s).
10.15Limitation of Liability. Any obligation or liability of Purchaser or Seller whatsoever which may arise at any time under this Agreement or any obligation or liability which may be incurred by Purchaser or Seller pursuant to any other instrument, transaction or undertaking contemplated hereby shall be satisfied, if at all, out of Purchaser’s or Seller’s assets only. No obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Purchaser’s or Seller’s limited partners, managers, members, trustees, officers, directors, employees, shareholders, representatives or agents (including, without limitation, Asset Manager and Property Manager), regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.
10.16Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser. The parties’ obligations, liabilities and duties under this Section 10.16 shall survive the Closing.
10.17No Reliance on Documents or Statements. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (i) any reports or other information with respect to the Property which are delivered or otherwise made available by Seller to Purchaser shall be for general informational purposes only, (ii) Purchaser shall not have any right to rely on any such reports and/or information delivered or otherwise made available by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, (iii) Purchaser shall not have any right to rely on any statements made by a representative of Seller, including without limitation, the Property Manager, any leasing agent or employee of Seller, and (iv) neither Seller, any affiliate of Seller nor the person or entity which prepared any such reports and/or information delivered or otherwise made available by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such reports and/or information.
10.18DISCLAIMERS AND RELEASES.
10.18.1EXCEPT AS EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT WHICH IS BOTH EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT CLOSING, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY OR ANY OTHER MATTER WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATIONS OR WARRANTIES AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN ANY SELLER’S SPECIAL WARRANTY(IES) OF OR WITH RESPECT TO TITLE, IF ANY, TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION (INCLUDING, WITHOUT LIMITATION, DEFECTS), UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH LAWS (INCLUDING, WITHOUT LIMITATION, THE ABSENCE OR PRESENCE OF HAZARDOUS MATERIALS OR COMPLIANCE WITH ENVIRONMENTAL LAWS), THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY INFORMATION, DOCUMENTS OR ANY OTHER ITEM PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY OR OTHERWISE. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT EXPRESSLY AND SPECIFICALLY PROVIDED OTHERWISE IN THIS AGREEMENT AND ANY DOCUMENT WHICH IS BOTH EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT CLOSING, (I) SELLER SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES AND (II), UPON CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS.” PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING

TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, ASSET MANAGER, PROPERTY MANAGER, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER (INCLUDING, WITHOUT LIMITATION, BROKER AS IDENTIFIED IN SUBSECTION 1.1.10 ABOVE), TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT WHICH IS BOTH EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT CLOSING. BY FAILING TO TERMINATE THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS AFFORDED PURCHASER A FULL OPPORTUNITY TO CONDUCT SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMED NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NON-EXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS MATERIALS ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS, REPRESENTATIVES OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES, INDEMNITIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT WHICH IS BOTH EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT THE CLOSING. EXCEPT TO THE EXTENT OF THE COVENANTS, INDEMNITIES, REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT WHICH IS BOTH EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT CLOSING, PURCHASER, ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS, WAIVES ITS RIGHT TO RECOVER FROM, AND FOREVER RELEASES AND DISCHARGES, SELLER, SELLER’S PREDECESSORS, SELLER’S AFFILIATES, SELLER’S INVESTMENT MANAGER, SELLER’S ASSET MANAGER, SELLER’S PROPERTY MANAGER, THE PARTNERS, TRUSTEES, SHAREHOLDERS, MEMBERS, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES AND AGENTS OF EACH OF THEM, AND THEIR RESPECTIVE HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS, FROM ANY AND ALL DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, AND WHETHER OR NOT REVEALED BY PURCHASER’S INVESTIGATIONS, WHICH MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL CONDITION OF THE PROPERTY OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. SECTIONS 9601 ET SEQ.), THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. SECTION 6901 ET SEQ.), THE CLEAN WATER ACT (33 U.S.C. SECTION 466 ET SEQ.), THE SAFE DRINKING WATER ACT (14 U.S.C. SECTIONS 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. SECTION 1801 ET SEQ.), THE TOXIC SUBSTANCE CONTROL ACT (15 U.S.C. SECTIONS 2601-2629), AND ANY OTHER ENVIRONMENTAL LAW.

Purchaser:	/s/ HS
(Initials)

10.18.2PURCHASER IS A SOPHISTICATED PURCHASER, EXPERIENCED IN REAL ESTATE ACQUISITIONS OF THE KIND AND NATURE CONTEMPLATED BY THIS AGREEMENT, AND PURCHASER HAS OR WILL HAVE ADEQUATE OPPORTUNITY TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS RELATING TO THE ACQUISITION OF THE PROPERTY IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF SUCH EXAMINATIONS,

SELLER’S EXPRESS REPRESENTATIONS, WARRANTIES, INDEMNITIES AND COVENANTS CONTAINED IN THIS AGREEMENT OR ANY DOCUMENT DELIVERED BY SELLER TO PURCHASER AT CLOSING, AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY AND NOT ON ANY OTHER INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. PURCHASER ACKNOWLEDGES THAT SELLER HAS GIVEN PURCHASER ACCESS TO VARIOUS MATERIALS IN SELLER’S POSSESSION AND SELLER BELIEVES THAT ADDITIONAL STUDIES, REPORTS AND OTHER MATERIALS MAY BE PREPARED PRIOR TO THE CLOSING WHICH MAY BE MATERIAL TO PURCHASER’S PURCHASE, OWNERSHIP, DEVELOPMENT, OPERATION AND/OR USE OF THE PROPERTY. ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY IS SOLELY FOR PURCHASER’S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES AND SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY CLOSING DOCUMENT). SELLER SHALL NOT BE LIABLE FOR ANY FAILURE OF OR BY PURCHASER TO INVESTIGATE THE PROPERTY AND SELLER SHALL NOT BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS, OR OTHER INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY SELLER, ITS OFFICERS, DIRECTORS OR EMPLOYEES OR BY ANY AGENT, REPRESENTATIVE, AFFILIATE OR OTHER PERSON OR ENTITY ACTING ON SELLER’S BEHALF. TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS AGREEMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAWS.

Purchaser:	/s/ HS
(Initials)
10.18.3Purchaser acknowledges and agrees that the waivers, releases and other provisions contained in this Section 10.18 as well as elsewhere in this Agreement, were a material factor in Seller’s acceptance of the Purchase Price and agreement to the terms of this Agreement, and that Seller is unwilling to sell the Property to Purchaser unless Seller is released and indemnified as expressly set forth herein. The releases by Purchaser set forth in this Agreement include claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser's release of Seller; provided that such releases shall not apply to Seller’s (i) fraud or (ii) obligations under this Agreement that expressly survive Closing. Purchaser specifically waives the provision of California Civil Code Section 1542, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Purchaser:	/s/ HS
(Initials)
Purchaser acknowledges and agrees that Purchaser, together with Purchaser’s counsel, has fully reviewed the disclaimers, waivers, releases, indemnities, etc., set forth in this Agreement, and understands the significance and effect thereof. The terms and conditions of this Section 10.18 will expressly survive the Closing, will not merge with the provisions of any closing documents, and will be incorporated into the Deed.
10.18.4Seller hereby discloses to Purchaser that the noted floor to ceiling heights of the Buildings, as reflected in the Broker issued offering materials, may be inconsistent with the actual floor to ceiling height measurements of the Buildings. Purchaser hereby covenants and agrees that Seller shall have no liability to Purchaser on account of any such errors in the offering material.
10.19Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.
10.20No Other Third Party Beneficiaries. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller, Asset Manager and Purchaser as well as any other third party beneficiary expressly and specifically identified herein only and are not for the benefit of any third party and, accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
10.21No Recording. Purchaser covenants that neither it nor any successor or assign will record in any public records this Agreement or any memorandum or affidavit relating to this Agreement.
10.22Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BUT NOT OTHERWISE, EACH OF PURCHASER AND SELLER IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT. In the event of any dispute arising out of or relating to this Agreement, such dispute shall be resolved by submission to binding arbitration in Los Angeles County, California, before a retired judge or justice under the auspices of ADR SERVICES, INC. (“ADR”). If the parties are unable to agree on an arbitrator, the arbitrator will be determined pursuant to ADR’S normal procedures then in effect. In any such arbitration, the parties shall be entitled to take discovery in accordance with the provisions of the California Code of Civil Procedure. The prevailing party in any action, arbitration, or proceeding arising out of or to enforce any provision of this Agreement, with the exception of a fee arbitration or mediation under Business and Professions Code Sections 6200-6206, will be awarded reasonable attorneys’ fees and costs incurred in that action, arbitration, or proceeding, or in the enforcement of any judgment or award rendered. THE ARBITRATION SHALL BE BINDING WITH NO RIGHT OF APPEAL. BY INITIALING BELOW, THE PARTIES TO THIS AGREEMENT ACKNOWLEDGE THEY HAVE READ THE FOREGOING BINDING ARBITRATION PROVISION AND AGREE TO BE BOUND THEREBY.

/s/ SD	/s/ HS
Seller's Initials	Purchaser's Initials

10.23References. The terms “hereof,” “herein” and “hereunder,” as well as words of similar import, shall be construed to refer to this Agreement as a whole, and not to any particular article, section, subsection, paragraph, subparagraph, clause, or provision, unless expressly so stated.
10.24Section 1031 Exchange. Either party (such party, the “Exchange Party”) may consummate the purchase of the Property as part of a so-called “like kind” exchange (“Exchange”), including a “reverse” exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“Code”), provided that: (i) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to the Exchange Party’s obligations under this Agreement; (ii) the Exchange Party shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and otherwise in complete compliance with the terms and provisions of this Agreement; (iii) if Purchaser is the Exchange Party, then Seller shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange or otherwise incur any liability in connection with an Exchange; and (iv) the Exchange Party shall pay any additional costs that would not otherwise have been incurred by the non-Exchange Party had the Exchange Party not consummated the transaction through an Exchange. Neither party shall by the terms set forth in this Section 10.24 or acquiescence to the Exchange (a) have its rights under this Agreement affected or diminished in any manner or (b) be responsible for compliance with or be deemed to have warranted to the Exchange Party that the Exchange in fact complies with Section 1031 of the Code or any other applicable law, rule or regulation. Subject always to the foregoing, each party agrees to cooperate with the other party to effect the Exchange.
10.25SEC Reporting Requirements. Purchaser has advised Seller that Purchaser may be required to make certain filings with the Securities and Exchange Commission (the "SEC Filings") that relate to the most recent preacquisition fiscal year and the current fiscal year through the date of acquisition for the Property. In connection therewith, for a period of one (1) year following Closing, Seller agrees to provide access to those items set forth on Exhibit B-1 attached hereto as requested by Purchaser. In that regard, Purchaser has advised Seller that Purchaser will be required after the Closing Date to comply with certain requirements of the Securities and Exchange Commission; accordingly, Seller shall comply with the provisions set forth in Exhibit B-1 attached hereto and made a part hereof in order to facilitate such compliance by Purchaser. If requested by Purchaser, Seller shall deliver a representation letter in the form attached hereto as Exhibit B-2 (the “Representation Letter”). Seller’s obligations, liabilities and duties under and pursuant to this Section 10.25 shall be subject to and limited by the following, including without limitation, Purchaser’s acknowledgements, agreements and other obligations, liabilities and duties set forth hereinbelow:
10.25.1Seller will only provide (or provide reasonable access to) the items specifically listed on Exhibit B-1 attached hereto that are in Seller’s possession.
10.25.2Seller shall have no liability to Purchaser or anyone claiming by, through or under Purchaser for the integrity or accuracy of the materials provided pursuant to Exhibit B-1 or for the statements set forth in the Representation Letter. In no event shall any of the statements set forth in the Representation Letter constitute a representation and warranty of Seller to Purchaser under this Agreement. The waivers and releases of Purchaser in Section 10.18 above shall apply to any and all claims against Seller (and its predecessors, affiliates, partners, trustees, shareholders members, directors, officers, employees, representatives and agents) arising out of or relating to the integrity or accuracy of the materials provided pursuant to Exhibit B-1 or the statements set forth in the Representation Letter
10.25.3Neither Purchaser nor anyone claiming by, through or under Purchaser (including, without limitation, Purchaser’s accountants, auditors and investors) shall use the materials listed on Exhibit B-1, the statement set forth in the Representation Letter and/or the data, audit or results of the audit to make a claim against or seek damages from Seller in connection with an alleged breach of this Agreement or otherwise, except in connection with the gross negligence or intentional misconduct of Seller and/or Asset Manager.  Purchaser shall indemnify, defend and hold Seller and Asset Manager, as well as their officers, directors, agents, representatives, employees, managers, members, partners and shareholders free and harmless of, from and against any and all Claims arising out of, resulting from or related to any such Claim by anyone claiming by, through or under Purchaser (including, without limitation, Purchaser’s accountants, auditors and investors), which Claim is finally adjudicated and results in a determination of no liability or no fault of or by Seller and/or Asset Manager.  A final adjudication shall include, without limitation, a dismissal of any Claim or cause of action with prejudice, a summary judgment in favor of Seller and the like that becomes final and non-appealable.  The indemnity and related obligations of Purchaser set forth in this Subsection 10.25.3 shall survive the Closing for the statute of limitations period applicable to such claim.
10.25.4The cost of performing the audit, including any fees to be paid to the auditor(s) shall be solely the responsibility, obligation and liability of Purchaser.
10.25.5The foregoing covenants and obligations of Seller in this Section 10.25, including the obligations set forth in Exhibit B-1 and Exhibit B-2, shall survive Closing for a period of one (1) year. Seller acknowledges and agrees that the terms of this Section 10.25 shall not be construed to limit or negate any liability of Seller for a breach of a representation and warranty of Seller expressly set forth in Section7.1 of this Agreement subject, however, to the limitations imposed in Section 7.3 through Section 7.5 of this Agreement as well as the first sentence of Section 10.25.3 above.

10.26Skylight Litigation. Reference is hereby made to SFV Safari, LLC, et al. v. Acralight Solar, LLC, et al., San Bernardino Superior Court Case No. CIVDS1602519 (the “Skylight Litigation”).  Seller shall have the right, in Seller’s sole discretion, to enter into a settlement agreement and effectuate a monetary settlement of the Skylight Litigation.  Alternatively, at any time, Seller shall have the right, in Seller’s sole discretion, to dismiss the Skylight Litigation without prejudice, in which event Seller shall be deemed to have assigned to Purchaser any claims that Seller has as the plaintiff pursuant to the Skylight Litigation.  Any net proceeds obtained by Seller or Purchaser, as the case may be, in connection with the Skylight Litigation (e.g., after deduction for Seller’s costs and, if applicable, Purchaser’s costs incurred in connection with the Skylight Litigation) shall be split equally between Purchaser and Seller. The terms of this Section 10.26 shall survive the Closing.
10.27Package Deal; Cross-Default. Reference is hereby made to that certain Agreement of Purchase and Sale dated as of the date hereof by and between SVF Safari, LLC and Purchaser (as amended, the “Buildings 7-17 PSA”). Seller has advised Purchaser that transaction described in this Agreement and the transaction described in the Buildings 7-17 PSA are a “package deal”. Accordingly, in the event that the Buildings 7-17 PSA is terminated for any reason whatsoever, then this Agreement shall automatically terminate (and similarly, in the event that this Agreement is terminated for any reason whatsoever, then the Buildings 7-17 PSA shall also automatically terminate). Similarly, a default by Purchaser under this Agreement shall constitute a default by Purchaser under the Buildings 7-17 PSA (and, a default by Purchaser under the Buildings 7-17 PSA shall constitute a default by Purchaser hereunder). The Closing hereunder shall occur simultaneously with the Closing under the Buildings 7-17 PSA, notwithstanding anything to the contrary set forth herein or in the Buildings 7-17 PSA. As a result, and as may be necessary to accommodate a simultaneous closing, the closing dates under either or both of this Agreement and the Buildings 7-17 PSA shall be extended, as necessary, without any other modifications to the terms of either contract. The terms of this Section 10.27 shall survive the Closing.

[SIGNATURES ON NEXT PAGE]

SIGNATURE PAGE TO AGREEMENT OF
PURCHASE AND SALE
BY AND BETWEEN
SAFARI INDUSTRIAL CORPORATION
AND
REXFORD INDUSTRIAL REALTY, L.P.
(Safari Buildings 1-6, Ontario, California 91761)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day(s) and year written below.

SAFARI INDUSTRIAL CORPORATION
a Delaware corporation

Date:	May 2, 2017
		By:	/s/ Scott Darling
		Name:	Scott Darling
		Title:	President

"Seller"

REXFORD INDUSTRIAL REALTY, L.P
a Maryland limited partnership

		By:	Rexford Industrial Realty, Inc.,
a Maryland corporation
Its: General Partner

		By:	/s/ Howard Schwimmer
		Name:	Howard Schwimmer
		Title:	Co-CEO

Date:	May 2, 2017
"Purchaser"

S- 1

Escrow Holder has executed this Agreement in order to confirm that Escrow Holder shall, upon receipt, hold the Earnest Money and the interest earned thereon, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement, in general, and Section 1.3, Section 2.2 as well as Article 9 thereof, in particular. Escrow Holder further acknowledges and agrees (i) that this Agreement shall serve as escrow instructions, subject to Escrow Holder’s non-conflicting customary general provisions, generally, and (ii) to the provisions of Section 1.3, Section 2.2, Section 5.1, Section 5.10 as well as Section 9.1 of this Agreement, particularly.

CHICAGO TITLE COMPANY

Date:	May 3, 2017
		By:	/s/ Patricia M. Schlagek
		Name:	Patricia M. Schlagek
		Title:	VP/Sr. Commercial Escrow Officer

S- 2

AGREEMENT OF PURCHASE AND SALE
(Safari Buildings 1-6, Ontario, California 91761)

EXHIBITS

A	–	Legal Description of Real Property

B-1	–	SEC Reporting Requirements

B-2	–	Form of Representation Letter

C	–	Deed

D	–	Bill of Sale and Assignment of Leases and Contracts

E	–	FIRPTA Affidavit

F	–	Gap Indemnity

G	–	Owner’s Affidavit

H	–	Form of Tenant Estoppel Certificate

I	–	Schedule of Pending New Leases

J	–	Pending or Threatened Actions, Suits or Proceedings which are Known to Seller

K	–	Notice to Tenants

Schedule 1.2.3		List of Tangible Personal Property

Schedule 1.5		Allocation of Purchase Price

Exhibits

EXHIBIT A

LEGAL DESCRIPTION

LOTS 1 THROUGH 6, INCLUSIVE, AND LETTERED LOT A, TRACT NO. 13415, IN THE CITY OF ONTARIO, COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA, AS PER PLAT RECORDED IN BOOK 225, PAGES 98, 99 AND 100 OF MAPS, RECORDS OF SAID COUNTY

A-1

EXHIBIT B-1

SEC REPORTING REQUIREMENTS

For the period of time commencing on the Effective Date and continuing through the date that is one (1) year after the Closing Date, Seller shall, from time to time, upon reasonable advance notice from Purchaser, provide Purchaser and its representatives, agents, and employees with access to the information listed below pertaining to the Property for calendar year 2016 through the Closing Date, which information is relevant and reasonably necessary, in the opinion of Purchaser or its outside third‑party accountants (the “Accountants”), to enable Purchaser and its Accountants to prepare financial statements in compliance with any and or all of (a) Rule 3‑14 of Regulation S‑X of the Securities and Exchange Commission (the “Commission”); (b) any other rule issued by the Commission and applicable to Purchaser; and (c) any registration statement, report, or disclosure statement filed with the Commission by, or on behalf of Purchaser; provided, however, that in any such event(s), Purchaser shall reimburse Seller for those reasonable third‑party, out‑of‑pocket costs and expenses that Seller incurs (inclusive of the costs of Asset Manager and any agents or consultants or Seller or Asset Manager including without limitation reimbursement of time spent by employees of such parties in connection therewith at such employees’ hourly rates) in order to comply with the foregoing requirement. Capitalized terms not defined herein shall have the meanings as ascribed to such terms in the Agreement to which this Exhibit is attached.
1.    Rent rolls;
2.     Seller’s internally prepared financial statements;
3.    Trial balance;
4.    Access to Lease files and the property management agreement with a third party manager, if applicable;
5.    Most currently available real estate and supplemental tax bills (including for periods necessary to address payments being made in arrears);
6.    Access to Seller’s cash receipt and disbursement journal(s) and bank statements for the Property;
7.    Seller’s general ledger with respect to the Property, excluding Seller’s proprietary accounts;
8.    Seller’s schedule of tenant expense reimbursements required under the Leases;
9.    Schedule of those items of repairs and maintenance performed by or at the direction of Seller during Seller’s final fiscal year in which Seller owns and operates the Property (the “Final Fiscal Year”);
10.    Schedule of those capital improvements and fixed asset additions made by or at the direction of Seller during the Final Fiscal Year;
11.    Access to particular invoices of Seller (as specifically requested by Purchaser) with respect to expenditures made during the Final Fiscal Year;
12.    Access (during normal and customary business hours) to responsible personnel to answer accounting questions;
13.    Board of Director and committee resolutions of Seller, if any; and
14.     Names of related parties and related party transactions to the extent directly related to Seller’s operation of the Property.
Nothing herein shall require Seller to conduct its own audits or generate any requested materials that are not in its possession.

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The provisions of the foregoing information shall be for informational purposes only, shall not be deemed to be representations or warranties under this Agreement, and shall not expose Seller to any liability on account thereof.
This obligation shall survive the Closing for a period of one (1) year and shall not be merged with any instrument of conveyance delivered at the Closing.

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EXHIBIT C

DEED

RECORDING REQUESTED BY:
AND WHEN RECORDED MAIL DEED
AND TAX STATEMENT TO:

ATTENTION:
ESCROW NO.
ORDER NO.
SPACE ABOVE THIS LINE FOR RECORDER’S USE

	GRANT DEED			Assessor’s Parcel No. __________
THE UNDERSIGNED GRANTOR(S) DECLARE(S)
DOCUMENTARY TRANSFER TAX IS:			$_______________

	Unincorporated area	X	City of Ontario

X	Computed on the full value of the interest or property conveyed, or is
Computed on the full value less the value of liens or encumbrances remaining at time of sale.
FOR A VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Safari Industrial Corporation, a Delaware corporation, hereby GRANT(S) to ___________________, a _______________________, the following described real property in the City of Ontario, County of San Bernardino, State of California.
SEE EXHIBIT “ONE” ATTACHED HERETO.

Dated:____________ __, 2017

IN WITNESS WHEREOF, said Grantor has caused its name and seal to be affixed hereto and this instrument to be executed as of the date mentioned above.

SAFARI INDUSTRIAL CORPORATION
a Delaware corporation

By:
Name:
Title:

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA	)SS
COUNTY OF LOS ANGELES	)

On ____________, 2017 before me, _______________________________________, Notary Public, personally appeared ______________________________________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature __________________________________

This area for official notarial seal

EXHIBIT “ONE” TO GRANT DEED

Land situated in the State of California, County of San Bernardino, City of Ontario described as follows:
[INSERT LEGAL DESCRIPTION]
SUBJECT TO:
1.    Taxes, whether general, special or otherwise, and assessments.
2.    All other covenants, conditions, restrictions, reservations, rights, rights of way, easements, encumbrances, liens and title matters whether or not of record or visible from an inspection of the property and all matters which an accurate survey of the property would disclose.

EXHIBIT D

BILL OF SALE AND ASSIGNMENT OF LEASES AND CONTRACTS

This instrument is executed and delivered as of the ____ day of _________, 20___, pursuant to that certain Agreement of Purchase and Sale (“Agreement”) dated for reference purposes as of May __, 2017, entered into by and between Safari Industrial Corporation, a Delaware corporation (“Seller”), and ________________________________ (“Purchaser”), covering the real property described in Exhibit 1 attached hereto (“Real Property”). Except as otherwise specifically provided herein, defined terms shall have the same meaning as they have in the Agreement.

1.    Sale of Personalty. For good and valuable consideration, Seller hereby quitclaims to Purchaser all of Seller’s right, title and interest, if any, in and to the following, without representation or warranty as to title or otherwise and in other “AS IS,” “WHERE IS” and “WITH ALL FAULTS” condition except as provided in Paragraph 3 below:

(a)    Tangible Personal Property. The Tangible Personal Property; and

(b)    Intangible Personal Property. The Intangible Personal Property.

2.    Assignment of Leases and Contracts. For good and valuable consideration, Seller hereby assigns, transfers, sets over and conveys to Purchaser, all of Seller’s right, title and interest in and to the following, to the extent assignable, and Purchaser hereby accepts such assignment:

(a)    Leases. The tenant lease(s) (“Leases”) covering the Real Property, as set forth on the rent roll attached hereto as Exhibit 2, which rent roll is the rent roll used by Seller in Seller’s ordinary course of business, and Purchaser hereby assumes all of the landlord’s obligations under the Leases arising from and after the “Closing Date” (as defined in the Agreement); but, as to the landlord’s obligations with regard to security deposits and other deposits, only to the extent such deposits have been transferred or credited to Purchaser; and

(b)    Service Contracts. The service contract(s) described in Exhibit 3 attached hereto (“Service Contracts”), and Purchaser hereby assumes the obligations of Seller under such Service Contracts arising from and after the Closing Date.

3.    Warranty. Seller hereby represents and warrants to Purchaser that it is the owner of the Tangible Personal Property described in Paragraph 1 of this instrument (to the extent, but only to the extent, such Tangible Personal Property is listed on Exhibit 4 attached hereto), that, to Seller’s knowledge (as defined in the Agreement), such Tangible Personal Property is free and clear of all liens, charges and encumbrances, and Seller warrants and defends title to said Tangible Personal Property unto Purchaser against any person or entity lawfully claiming the same or any part thereof by, through or under Seller (but not otherwise). In no event shall any representation or warranty contained herein cover or otherwise extend to the Real Property or any part of it.

4.    Disclaimers and Releases. The assignments and conveyances hereby made are made by Seller subject to the disclaimers and releases set forth in Section 10.18 of the Agreement, to the same extent as if such disclaimers and releases were repeated herein.

5.    Limitation of Liability. Any obligation or liability of Purchaser or Seller whatsoever which may arise at any time under this instrument or the Agreement or any obligation or liability which may be incurred by either party pursuant to any other instrument, transaction or undertaking contemplated hereby or thereby shall be satisfied, if at all, out of Purchaser’s or Seller’s assets (and the proceeds thereof) only. No obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any Purchaser’s or Seller’s trustees, officers, directors, employees, shareholders, members, limited partners or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise. Additionally, Seller’s obligations, liabilities and duties under

D-1

this instrument, if any, shall be limited by and in accordance with the provisions of Section 6.3 and Section 7.5 of the Agreement.

6.    Counterparts. This Bill of Sale and Assignment of Leases and Contracts may be executed in any number of counterparts, each of which shall be deemed to be an original and all of such counterparts shall constitute one (1) and the same agreement. To facilitate execution and delivery of this instrument, the parties may execute and exchange, by facsimile or otherwise, counterparts of the signature page(s).

7.    Successors and Assigns. This instrument shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

8.    No Waiver. Nothing contained in this instrument shall be deemed to limit, waive or otherwise derogate from any warranty, representation, covenant or indemnification made in the Agreement by either party, or to waive or abrogate any limits on liability specified in the Agreement, and none of such provisions in the Agreement shall be deemed to have merged into any assignment or transfer made by this instrument.

9.    Governing Law. This instrument shall be deemed to be an agreement made under the laws of the state where the Real Property is located and for all purposes shall be governed by and construed in accordance with such laws.

IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale and Assignment of Lease and Contracts to be executed as of the date written above.

SELLER:

SAFARI INDUSTRIAL CORPORATION
a Delaware corporation

By:
Name:
Title:

PURCHASER:

a

By:
Name:
Title:

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EXHIBIT J

PENDING OR THREATENED ACTIONS,
SUITS OR PROCEEDINGS
WHICH ARE KNOWN TO SELLER

None.

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SCHEDULE 1.2.3

LIST OF TANGIBLE PERSONAL PROPERTY

1)	SJTTT4625-Sky Jack Electric Scissor Lift Serial #708513

2)	Water Extractor

3)	Pressure Washer

4)	Cabinet & Shelf

5)	3 Ladders

6)	Dolly

7)	4 Fans

8)	1 Floor Blower

9)	1 Leaf Blower

10)	Garden Hose

11)	3 - Tubs

12)	Canopy

13)	Miscellaneous hand tools

14)	Miscellaneous Cleaning supplies

15)	Phone system & 4 Telephones

16)	3 Gray Lateral File Cabinets

17)	2 File Cabinets (plans)

18)	6 Plastic Storage Totes

19)	3 Leopard Print Chairs

20)	4 Blue Guest Chairs

21)	2 Black Leather Desk Chairs

22)	6 Black Fabric reception Chairs

23)	1 Cherry Conference Room Table

24)	3 Wire six shelf storage racks

25)	1 Metal 4 Shelf Storage rack

26)	2 Book Cases

27)	2 Desk w 2 Matching Credenza’s

28)	1 Reception Desk with Storage Unit & File Cabinet

29)	2 Computers

30)	1 HP Officejet M177fw

31)	1 HP Laser Jet 4250 Printer - Need to call for service

32)	1 Paper Shredder

33)	1 Roper Refrigerator

34)	1 Sharp Carousel Micro Wave & Cart

35)	1 Bamboo Side Table & Matching End Table

36)	3 Pictures of Elephant Statue

37)	2 African Animal Pictures - Lion / Leopard

38)	2 Coffee Pictures - Espresso / Cappuccino

39)	1 Cherry Hall Table

40)	1 Fichus Tree & Pot

41)	Janet Plant & Pot

42)	3 Vases - 1Glass Leopard / 1 Metal / 1 Ceramic

43)	3 - Picture Plates - Leopard / Lion / Tiger

44)	Seasonal Decorations

Schedule 1.2.3-1

SCHEDULE 1.5

ALLOCATION OF PURCHASE PRICE

Building #	purchase price allocation
1	$6,777,119.17
2	$7,287,172.89
3	$4,545,530.87
4	$15,767,892.75
5	$6,077,225.87
6	$9,745,058.45

Schedule 1.5-1

FIRST AMENDMENT TO
AGREEMENT OF PURCHASE AND SALE
(Safari Buildings 1-6, Ontario, California 91761)
THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “First Amendment”) is made and entered into as of May 5, 2017 by and between SAFARI INDUSTRIAL CORPORATION, a Delaware corporation ("Seller”), and REXFORD INDUSTRIAL REALTY, L.P., a Maryland limited partnership ("Purchaser").
R E C I T A L S
A.    Seller and Purchaser are parties to that certain Agreement of Purchase and Sale dated as of May 2, 2017 (the “Purchase Agreement”), pursuant to which Seller agreed to sell, and Purchaser agreed to purchase, that certain property commonly known as Safari Buildings 1-6 in the City of Ontario, County of San Bernardino, State of California, as more particularly described in the Purchase Agreement (the “Property”) on terms and conditions more particularly described therein. All capitalized terms used herein which are not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.
B.    Purchaser and Seller desire to amend the Purchase Agreement as more particularly set forth herein.
A G R E E M E N T
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Purchaser and Seller agree as follows:
1.Extension of Due Diligence Period. The Due Diligence Period is hereby extended through and until 5:00 p.m. Pacific Time on Monday, May 8, 2017
2.Miscellaneous. Except to the extent expressly modified by this First Amendment, the Purchase Agreement is ratified and remains in full force and effect, notwithstanding any prior terminations thereof by Purchaser or Seller. From and after the date hereof, references to the “Agreement” contained in the Purchase Agreement or this First Amendment shall include this First Amendment, and shall mean the Purchase Agreement as modified by this First Amendment. To the extent of any inconsistency between this First Amendment and the Purchase Agreement, the terms and conditions of this First Amendment shall control. This First Amendment may be executed electronically and in multiple counterparts, all of which, taken together, shall constitute one document.
[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first written above.

SELLER:

SAFARI INDUSTRIAL CORPORATION
a Delaware corporation

By:	/s/ Scott Darling
Name:	Scott Darling
Title:	President

PURCHASER:

REXFORD INDUSTRIAL REALTY, L.P
a Maryland limited partnership

By:	Rexford Industrial Realty, Inc.,
a Maryland corporation
Its: General Partner

	By:	/s/ Michael Frankel
	Name:	Michael Frankel
	Title:	Co-CEO

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